UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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American Outdoor Brands Corporation

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AMERICAN OUTDOOR BRANDS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 25, 2018

The Annual Meeting of Stockholders of American Outdoor Brands Corporation, a Nevada corporation, will be held at 12:00 p.m., Eastern Time, on Tuesday, September 25, 2018. The Annual Meeting of Stockholders will be a virtual meeting of stockholders. You will be able to attend the Annual Meeting of Stockholders, vote, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/AOBC2018 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials. The Annual Meeting of Stockholders will be held for the following purposes:

1.                 To elect directors to serve until our next annual meeting of stockholders and until their successors are elected and qualified.

2.                 To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2018 (“say-on-pay”).

3.                 To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2019.

4.                 To vote upon a stockholder proposal, if properly presented at the meeting.

5.                 To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on August 2, 2018 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote electronically during the meeting. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet, by telephone or by mail by following the instructions on the proxy card. You may vote electronically during the meeting even if you have previously given your proxy.

Sincerely,

Robert J. Cicero

Secretary

Springfield, Massachusetts

August 17, 2018

AMERICAN OUTDOOR BRANDS CORPORATION

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is being solicited on behalf of American Outdoor Brands Corporation, a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 12:00 p.m., Eastern Time, on Tuesday, September 25, 2018, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The Annual Meeting of Stockholders will be a virtual meeting. You will be able to attend the Annual Meeting of Stockholders during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/AOBC2018 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials.

These proxy solicitation materials were first released on or about August 17, 2018 to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on September 25, 2018. These proxy materials, which include the notice of annual meeting, this proxy statement, and our 2018 Annual Report for the fiscal year ended April 30, 2018, are available at www.proxyvote.com.

How Does the Board of Directors Recommend That You Vote

The Board of Directors recommends that you vote as follows:

•	FOR the election of each of the nominee directors (Proposal One);

•	FOR the advisory vote on the compensation of our named executive officers for fiscal 2018 (Proposal Two);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2019 (Proposal Three); and

•	AGAINST approval of the stockholder proposal (Proposal Four).

How to Attend the Meeting; Asking Questions

You are entitled to attend the meeting only if you were a stockholder of record at the close of business on August 2, 2018, which we have set as the record date, or you hold a valid proxy for the meeting. You may attend the meeting by visiting www.virtualshareholdermeeting.com/AOBC2018 and using your 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials to enter the meeting. If, on August 2, 2018, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name,” and you will be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your

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broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual annual meeting.

Stockholders who wish to submit a question for the meeting may do so live during the meeting at www.virtualshareholdermeeting.com/AOBC2018.

Stockholders Entitled to Vote; Record Date; How to Vote

Stockholders of record at the close of business on August 2, 2018, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 54,384,399 shares of our common stock. Each stockholder voting at the meeting, either electronically during the meeting or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

If, on August 2, 2018, your shares were registered directly in your name with our transfer agent, Issuer Direct Corporation, then you are a stockholder of record. As a stockholder of record, you may vote electronically during the meeting. Alternatively, you may vote by proxy over the Internet as instructed on the enclosed proxy card, by mail by filling out and returning the accompanying proxy card, or by telephone as instructed on the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the Internet as instructed on the enclosed proxy card, by mail by filling out and returning the enclosed proxy card, or by telephone as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote electronically during the meeting.

If, on August 2, 2018, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your proxy. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares electronically during the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Votes cast electronically during the meeting or by proxy at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present.

Required Vote

Assuming that a quorum is present, the affirmative vote of a majority of the votes cast will be required for the election of each director nominee, to ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2019, and to approve the stockholder proposal. The advisory vote on the compensation of our named executive officers for fiscal 2018 (“say-on-pay”) is non-binding, but our Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal.

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Broker Non-Votes and Abstentions

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2019. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors, the say-on-pay proposal, or the stockholder proposal if they have not received specific instructions from their clients. For your vote to be counted in the election of directors, the say-on-pay proposal, and the stockholder proposal, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of shares voted “for” a nominee for election to our Board of Directors or any other proposal exceeds the number of shares voted “against” such nominee or other proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, abstentions and broker non-votes will have no effect on the election of directors, the say-on-pay proposal, the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2019, or the stockholder proposal, as each such proposal is determined by reference to the votes actually cast by the shares present in person or by proxy at the meeting and entitled to vote.

In accordance with our director resignation policy, an incumbent director who does not receive the requisite majority of votes cast in an uncontested election is expected to submit his or her offer of resignation to our Board of Directors. Our Board of Directors, upon recommendation of the Nominations and Corporate Governance Committee, will make a determination as to whether to accept or reject the offered resignation within 90 days after the stockholder vote. A director whose offered resignation is under consideration will abstain from any decision or recommendation regarding the offered resignation, but will otherwise continue to serve as a director until our Board of Directors makes its determination regarding the offered resignation. We will publicly disclose our Board of Directors’ decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the Securities and Exchange Commission, or the SEC.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. Except as provided above under “Broker Non-Votes and Abstentions,” if no specification is indicated, the shares will be voted (1) “for” the election of each of the 10 director

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nominees set forth in this proxy statement, (2) “for” the approval of the compensation of our named executive officers for fiscal 2018, (3) “for” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2019, and (4) “against” the stockholder proposal. If any other matter is properly presented at the meeting, the individuals specified in the proxy will vote your shares using their best judgment.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting electronically during the meeting (as provided under “Stockholders Entitled to Vote; Record Date; How to Vote”). Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

We have retained Morrow Sodali, a proxy solicitation firm, to perform various solicitation services in connection with the Annual Meeting of Stockholders. We will pay Morrow Sodali a fee not to exceed $10,000, plus phone and other related expenses, in connection with its solicitation services. Morrow Sodali has engaged approximately four of its employees to assist us in connection with the solicitation of proxies.

Annual Report and Other Matters

Our 2018 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2018 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at the address of our executive offices set forth in this proxy statement.

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Nominees

Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. The number of directors is currently fixed at 10. Our articles of incorporation and bylaws provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.

A board of 10 directors is to be elected at this meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Our Board of Directors recommends a vote “for” the nominees listed below.

The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Position
Barry M. Monheit	71	Chairman of the Board (1)(2)
Robert L. Scott	72	Vice Chairman of the Board (2)
P. James Debney	50	President, Chief Executive Officer, and Director
Anita D. Britt	55	Director (3)
Robert H. Brust	75	Director (3)
John B. Furman	74	Director (1)(3)
Gregory J. Gluchowski, Jr.	53	Director (1)(2)
Michael F. Golden	64	Director
Mitchell A. Saltz	65	Director
I. Marie Wadecki	69	Director (1)(2)(3)

(1)	Member of the Compensation Committee.
(2)	Member of the Nominations and Corporate Governance Committee.
(3)	Member of the Audit Committee.

Barry M. Monheit has served as a director of our company since February 2004. Mr. Monheit has been since December 2015 Vice Chairman of the Board of Modern Round Entertainment Corporation, a company formed to create and roll out nationally an entertainment concept centered around a virtual interactive shooting experience utilizing laser technology-based replica firearms and extensive food and beverage offerings, and was a principal of its predecessor, Modern Round LLC, from February 2014 until December 2015. Mr. Monheit served as the President and Chief Executive Officer of Quest Resource Holding Corporation, an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information, from June 2011 until July 2013 and has served as a director of that company or its predecessors since June 2011. Mr. Monheit served as a financial and operational consultant from April 2010 until June 2011. From May 2009 until April 2010, Mr. Monheit was a Senior Managing Director of FTI Palladium Partners, a financial consulting division of FTI Consulting, Inc., a New York Stock Exchange-listed global advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory, and economic environment. Mr. Monheit was a consultant focusing on financial and operational issues in the corporate restructuring field from January 2005 until

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May 2009. From July 1992 until January 2005, Mr. Monheit was associated in various capacities with FTI Consulting, Inc., serving as the President of its Financial Consulting Division from May 1999 through November 2001. Mr. Monheit was a partner with Arthur Andersen & Co. from August 1988 until July 1992, serving as partner-in-charge of its New York Consulting Division and partner-in-charge of its U.S. Bankruptcy and Reorganization Practice. We believe Mr. Monheit’s extensive experience in financial and operational consulting gained as an executive of major restructuring firms and his executive experience with major and emerging companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert L. Scott has served as a director of our company since December 1999. Mr. Scott is the Chairman of the National Shooting Sports Foundation and a Governor of the Sporting Arms and Ammunition Institute. Mr. Scott served as a consultant to our company from May 2004 until February 2006; President of our company from December 1999 until September 2002; Chairman of our wholly owned subsidiary, Smith & Wesson Corp., from January 2003 through December 2003; and President of Smith & Wesson Corp. from May 2001 until December 2002. From December 1989 to December 1999, Mr. Scott served as Vice President of Sales and Marketing and later as Vice President of Business Development of Smith & Wesson Corp. prior to its acquisition by our company. Prior to joining Smith & Wesson Corp., Mr. Scott was employed for eight years in senior positions with Berkley & Company and Tasco Sales Inc., two leading companies in the outdoor industry. Mr. Scott previously served as a director and a member of the Compensation Committee of OPT Holdings, a private company marketing hunting accessories. We believe Mr. Scott’s prior extensive service with our company and his very extensive industry knowledge and expertise provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

P. James Debney has served as President and Chief Executive Officer of our company and as a member of our Board of Directors since September 2011. Mr. Debney was Vice President of our company from April 2010 until September 2011, and President of our firearm division from November 2009 until September 2011. Mr. Debney was President of Presto Products Company, formerly a business unit of Alcoa Consumer Products, a manufacturer of plastic products, from January 2007 until February 2009. He was Managing Director of Baco Consumer Products, a business unit of Alcoa Consumer Products, a manufacturer of U.K.-branded and private label foil, film, storage, food, and trash bag consumer products, from January 2006 until December 2006; Manufacturing and Supply Chain Director from August 2003 until December 2005; and Manufacturing Director from April 1998 until July 2003. Mr. Debney joined Baco Consumer Products in 1989 and held various management positions in operations, production, conversion, and materials. We believe Mr. Debney’s position as the President and Chief Executive Officer of our company and as the President of our firearm division, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Anita D. Britt has served as a director of our company since February 2018. Ms. Britt served as Chief Financial Officer for Perry Ellis International, Inc., a publicly traded apparel company, from March 2009 until her retirement in March 2017. From August 2006 to February 2009, Ms. Britt served as Executive Vice President and Chief Financial Officer of Urban Brands, Inc., a privately held apparel company. From 1993 to 2006, Ms. Britt served in various positions, including that of Executive Vice President, Finance, for Jones Apparel Group, Inc., an apparel company. Since August 2018, Ms. Britt has served as a member of the Board of Directors and Audit Committee of Delta Apparel, Inc., a New York Stock Exchange-listed designer, manufacturer, and marketer of lifestyle basics and branded active wear apparel, headwear, and related accessory products. Ms. Britt previously served on the

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Board of Trustees and Finance Committee of St. Thomas University from April 2013 to January 2018 and as its Chief Financial Officer from January 2018 to March 2018. Ms. Britt is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accounts, and the National Association of Corporate Directors. We believe Ms. Britt’s extensive financial leadership at a number of public and private companies and her extensive experience with consumer-oriented companies provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.

Robert H. Brust has served as a director of our company since July 2011. Mr. Brust served as Chief Financial Officer for Sprint Nextel Corporation, a wireless and wireline communications company, from May 2008 until his retirement in April 2011. From February 2007 to May 2008, Mr. Brust was retired. Mr. Brust served as Executive Vice President of the Eastman Kodak Company, a provider of photographic products and services, from January 2000 to February 2007 and Chief Financial Officer of Eastman Kodak from January 2000 to November 2006. Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation from 1997 to 1999. He also worked in a variety of financial and financial management positions at General Electric Company from 1965 to 1997. Mr. Brust previously served as a member of the Board of Directors and Audit Committee of Covidien Ltd., a developer, manufacturer, and provider of healthcare products, as a trustee for the Nantucket Cottage Hospital, as a director and Chairman of the Audit Committee of Delphi Corporation and Applied Materials, Inc., and as a member of the ICG Commerce Manufacturing Executive Advisory Board. We believe Mr. Brust’s extensive financial leadership experience at a number of world class, publicly traded companies, his extensive knowledge of financial and operational practices in manufacturing environments, and his prior board experience with consumer-focused companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

John B. Furman has served as a director of our company since April 2004. Since leaving the practice of law in August 1998, Mr. Furman has served as a consultant to or an executive of a number of companies, including serving as the chief executive officer of two public companies, with his focus being on restructurings, business transactions, capital formation, and product commercialization. From February 2009 until December 2009, Mr. Furman was the President and Chief Executive Officer of Infinity Resources LLC (now Quest Resource Holding Corporation), a privately held environmental solutions company that served as a single-source provider of recycling programs. Mr. Furman served as President and Chief Executive Officer of GameTech International, a publicly traded company involved in interactive bingo systems, from September 2004 until July 2005. Mr. Furman served as President and Chief Executive Officer and a director of Rural/Metro Corporation, a publicly traded provider of emergency and fire protection services, from August 1998 until January 2000. Mr. Furman was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, from January 1983 until August 1998; he was Associate General Counsel of Waste Management, Inc., a New York Stock Exchange- listed provider of waste management services, from May 1977 until December 1983; and Vice President, Secretary, and General Counsel of the Warner Company, a New York Stock Exchange-listed company involved in industrial mineral extractions and processing, real estate development, and solid and chemical waste management, from November 1973 until April 1977. Mr. Furman previously served as a director and Chairman of the Compensation Committee of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer. We believe Mr. Furman’s experience as a chief executive officer and a consultant to multiple companies, his experience as a lawyer in private practice and for corporations, and his experience as a public company director provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

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Gregory J. Gluchowski, Jr. has served as a director of our company since June 2015. Mr. Gluchowski has since September 2015 served as the President and Chief Executive Officer of The Hillman Group, Inc., a leading provider of hardware solutions focused on industry leading sales and service. Prior to his role with Hillman, Mr. Gluchowski served for six years as President of the $1.2 billion Hardware and Home Improvement (HHI) division of Spectrum Brands Holdings, Inc. and a former division of Stanley Black and Decker. Mr. Gluchowski was Vice President, Global Operations of Black & Decker Corporation from October 2005 to December 2009; General Manager, Mexican Operations & Director North American Operations from March 2003 to September 2005; and General Manager, Kwikset Waynesboro Operation from January 2002 to June 2003. Prior to joining Black & Decker Corporation, Mr. Gluchowski served in various executive leadership positions with Phelps Dodge Corporation — Wire & Cable Group from 1988 to 2001, with his most recent position being Senior Vice President, Customer Satisfaction. Since July 2017, Mr. Gluchowski has served as a member of the Board of Directors of Milacron Holdings Corp., a New York Stock Exchange-listed industrial technology company serving the plastics processing industry. We believe Mr. Gluchowski’s extensive experience in consumer-focused, high-volume manufacturing companies and his executive leadership of global businesses with over 7,000 employees provides the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Michael F. Golden has served as a director of our company since December 2004. Mr. Golden served as the President and Chief Executive Officer of our company from December 2004 until his retirement in September 2011. Mr. Golden served as Interim Chief Executive Officer of Quest Resource Holding Corporation, an environmental solutions company that serves as a single source provider of recycling and environment-related programs, services and information, from October 2015 to February 2016 and has served on its board of directors since October 2012. Mr. Golden was employed in various executive positions with the Kohler Company from February 2002 until joining our company, with his most recent position being the President of its Cabinetry Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President — Sales and Marketing for a division of The Black & Decker Corporation where he was employed from 1981 until 1996. Since February 2013, Mr. Golden has served as a member of the board of directors, a member of the Audit Committee, and a Chairman of the Governance Committee of Trex Company, Inc., a New York Stock Exchange-listed manufacturer of high-performance wood-alternative decking and railing. We believe Mr. Golden’s service as the former President and Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Mitchell A. Saltz has served as a director of our company since October 1998. Mr. Saltz has been since December 2015 Chairman of the Board of Modern Round Entertainment Corporation, a company formed to create and roll out nationally an entertainment concept centered around a virtual interactive shooting experience utilizing laser technology-based replica firearms and extensive food and beverage offerings, and was a principal of its predecessor, Modern Round LLC, from February 2014 until December 2015. Mr. Saltz has served as the Chairman of Quest Resource Holding Corporation, an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information, or its predecessors since 2005 and the Chairman and Managing Partner of Southwest Capital Partners, an investment banking firm, since 2009. Mr. Saltz served as Chairman of the Board and Chief Executive Officer of our company from February 1998 through December 2003. Mr. Saltz founded Saf-T-Hammer in 1997, which developed and marketed firearm safety and security products designed to prevent the unauthorized access to

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firearms, which acquired Smith & Wesson Corp. from Tomkins, PLC in May 2001 and changed its name to Smith & Wesson Holding Corporation. We believe Mr. Saltz’s history as a founder of our company, his service as a former officer of our company, and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

I. Marie Wadecki has served as a director of our company since September 2002. Ms. Wadecki served as the Corporate Budget Director of the McLaren Health Care Corporation, a Michigan-based $3.5 billion eight-hospital health care system, from January 2001 until her retirement in September 2007. Ms. Wadecki was employed by McLaren for more than 30 years, holding positions of increasing responsibility. In November 2008, Ms. Wadecki was appointed to the McLaren Flint Medical Center’s Foundation Board of Trustees. Since October 2012, Ms. Wadecki has served as a member of the board of directors, Chairperson of the Nominations and Corporate Governance Committee, and a member of the Audit Committee of Quest Resource Holding Corporation, an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information. Ms. Wadecki is a member of the National Association of Corporate Directors, the American College of Healthcare Executives, Women Business Leaders of the U.S. Healthcare Industry Foundation, and Women Corporate Directors. Ms. Wadecki is recognized as a Board Leadership Fellow by the National Association of Corporate Directors, which is an organization devoted to advancing exemplary board leadership by providing support and educational opportunities to directors and boards. We believe Ms. Wadecki’s long employment history with a major health care organization, her financial background, and her corporate governance expertise provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.

There are no family relationships among any of our directors and executive officers.

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CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Anita D. Britt, Robert H. Brust, John B. Furman, Gregory J. Gluchowski, Jr., Michael F. Golden, Barry M. Monheit, Mitchell A. Saltz, Robert L. Scott, and I. Marie Wadecki are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or Nasdaq, and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. P. James Debney is an employee director.

Committee Charters, Corporate Governance Guidelines, and Codes of Conduct and Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.aob.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at the address of our executive offices set forth in this proxy statement.

Policy on Corporate Political Contributions and Expenditures

We have a policy on corporate political contributions and expenditures. In the event we make political contributions or expenditures in the United States that are not deductible by us as “ordinary and necessary” business expenses under Section 162(e) of the Internal Revenue Code of 1986, as amended, or the Code, in excess of $50,000 in the aggregate during such fiscal year, we will post on our website an annual report on such political contributions and expenditures. A copy of this policy and our annual report on corporate political contributions and expenditures for fiscal 2018 is available on our website at www.aob.com.

Executive Sessions

We regularly schedule executive sessions in which independent directors meet without the presence or participation of management. The Chairman of our Board of Directors serves as the presiding director of such executive sessions.

Board Committees

Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee, each consisting entirely of independent directors as “independence” is defined by the listing standards of Nasdaq and by the SEC.

The Audit Committee

The purpose of the Audit Committee includes overseeing the financial and reporting processes of our company and the audits of the financial statements of our company and providing assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our

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company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates, also referred to as related-person transactions.

The Audit Committee currently consists of Messrs. Brust and Furman and Mses. Britt and Wadecki. Our Board of Directors has determined that each of Messrs. Brust and Furman and Mses. Britt and Wadecki, whose backgrounds are described above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Brust chairs the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or, when appropriate, recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently makes all decisions with respect to executive compensation. The Compensation Committee currently consists of Messrs. Furman, Gluchowski, and Monheit and Ms. Wadecki. Mr. Furman chairs the Compensation Committee.

The Nominations and Corporate Governance Committee

The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Gluchowski, Monheit, and Scott and Ms. Wadecki. Ms. Wadecki chairs the Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our Secretary at the address of our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

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Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, securities repurchases, debt and equity placements, and product introductions. In addition, our Board of Directors regularly receives reports from our Director of Internal Audit, our General Counsel, and our Chief Compliance Officer.

Our board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risk, such as board independence, conflicts of interest of members of the Board of Directors and executive officers, and management and succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of prospective directors is made in the context of the perceived needs of our Board of Directors from time to time.

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All of our directors have held senior-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of our Board of Directors by not requiring the separation of the roles of Chief Executive Officer and Chairman of the Board.

We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

Director and Officer Derivative Trading and Hedging

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

Stock Ownership Guidelines

During fiscal 2014, we adopted enhanced stock ownership guidelines for our non-employee directors and executive officers. Our non-employee directors and executive officers are required to own shares of our common stock or share equivalents with a value equal to at least the lesser of the following:

• Non-Employee Directors	Three times cash retainer or 21,000 shares or share equivalents

• Chief Executive Officer	Three times base salary or 161,000 shares or share equivalents

• Chief Financial Officer	Two times base salary or 34,000 shares or share equivalents

• Other Executive Officers	Two times base salary or 26,000 shares or share equivalents

Each individual has five years from the later of the date of adoption of these guidelines or the date of appointment of the individual as a director or an executive officer to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our executive officers and members of our Board of Directors with our stockholders.

Stock ownership generally includes the shares directly owned by the individual (including any shares over which the individual has sole ownership, voting, or investment power); the number of

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shares owned by the individual’s minor children and spouse and by other related individuals and entities over whose shares the individual has custody, voting control, or power of disposition; shares underlying RSUs that have vested and are deliverable or will be vested and deliverable within 60 days; shares underlying PSUs that have vested but are not deliverable within 60 days if the performance requirements have been satisfied; shares underlying stock options that have vested or will vest within 60 days; and shares held in trust for the benefit of the individual or the individual’s immediate family members.

If an individual achieves the required ownership level on the first day of any fiscal year, the value of the individual’s stock ownership on that date will be converted into a number of shares to be maintained in the future by dividing the value of such stock ownership by the price of our common stock on the prior day, which is the last day of the preceding fiscal year.

The failure to satisfy the required ownership level may result in the ineligibility of the individual to receive stock-based compensation in the case of an executive officer or director or the inability to be a nominee for election to the Board of Directors in the case of a director.

Clawback Policy

We maintain a compensation recovery, or clawback, policy. In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is administered by the Compensation Committee of our Board of Directors. Once final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we will review this policy and make any amendments necessary to comply with the new rules.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended April 30, 2018, Messrs. Furman, Gluchowski, and Monheit and Ms. Wadecki served on the Compensation Committee. None of these individuals had any material contractual or other relationships with us during such fiscal year except as directors. During our fiscal year ended April 30, 2018, none of our executive officers served on the compensation committee or board of directors of any entity whose executive officers serve as a member of our Board of Directors or Compensation Committee.

Board and Committee Meetings

Our Board of Directors held a total of eight meetings during the fiscal year ended April 30, 2018. During the fiscal year ended April 30, 2018, the Audit Committee held five meetings; the Compensation Committee held seven meetings; and the Nominations and Corporate Governance Committee held four meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she was a member.

Annual Meeting Attendance

We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of our Board of

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Directors on the same day as our annual meeting of stockholders. All of our then current directors attended our 2017 Annual Meeting of Stockholders.

Majority Voting for Directors

We have a director resignation policy that provides that any incumbent director who does not receive the requisite majority of votes cast in an uncontested election is expected to submit his or her offer of resignation to our Board of Directors. For more detailed information regarding this policy see “Voting and Other Matters — Broker Non-Votes and Abstentions.”

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of American Outdoor Brands Corporation, c/o any specified individual director or directors, at the address of our executive offices set forth in this proxy statement. Any such letters are sent to the indicated directors.

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Executive Summary

This Compensation Discussion and Analysis describes our executive compensation program, outlines the core principles behind that program, and reviews the actions taken by our Compensation Committee concerning the fiscal 2018 compensation of the executive officers named in the Fiscal 2018 Summary Compensation Table below, or the named executive officers. These named executive officers are as follows:

P. James Debney	President and Chief Executive Officer
Jeffrey D. Buchanan	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer
Robert J. Cicero	Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary
Mark P. Smith	Senior Vice President, Manufacturing Services Division
Brian D. Murphy	President, Outdoor Products & Accessories Division

Fiscal 2018 Financial and Operational Highlights

Significant financial results and operational highlights for fiscal 2018 included the following:

•	Total net sales were $606.9 million compared with fiscal 2017 net sales of $903.2 million.

•	Net sales for our Firearms segment were $449.0 million compared with fiscal 2017 net sales of $773.0 million.

•	Net sales for our Outdoor Products & Accessories segment were $157.9 million compared with fiscal 2017 net sales of $130.2 million.

•	Gross margin was 32.3% compared with 41.5% for the prior fiscal year.

•	Net income was $20.1 million compared with $127.9 million for the prior fiscal year.

•	Net income per diluted share was $0.37 compared with $2.25 for the prior fiscal year.

In fiscal 2018, our Firearms segment accounted for 74% of our revenue, and our Outdoor Products & Accessories segment accounted for 26% of our revenue compared with 14.4% last year. Historically, the firearms industry has been a cyclical business with previous downturns due in large part to factors beyond the control of industry participants. Such factors include the political climate, the timing of national elections, and changes in governmental policies and firearms legislation. These factors impact demand for firearms.

After several years of significant growth, fiscal 2018 was a very challenging year for the firearms industry. Our Firearms segment revenue decreased 41.9%, which significantly impacted overall operating results. In fiscal 2018, our Outdoor Products & Accessories segment performed well and was not as impacted by the general decline in the firearms industry as was our Firearms segment. In addition, our Outdoor Products & Accessories segment benefited by inorganic growth due to acquisitions in both fiscal 2018 and fiscal 2017. Gross revenue in our Outdoor Products & Accessories segment increased 22% to $171.7 million, which included $13.8 million of intersegment revenue.

The decline in our Firearms segment was largely attributable to the following factors:

•	Decreased consumer demand, which was exacerbated by heightened levels of inventory in the consumer channel particularly at the start of the fiscal year.

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•	Aggressive firearms price discounting and consumer rebates offered by virtually all industry participants.

Despite the overall decline in the firearms industry that impacted all firearms manufacturers, we achieved a number of important accomplishments in fiscal 2018 that demonstrated significant progress toward our long-term strategy of being the leading provider of quality products for the shooting, hunting, and rugged outdoor enthusiast. These accomplishments included the following:

•	Gross revenue growth of 22% in our Outdoor Products & Accessories segment.

•	The acquisition of Gemtech, a provider of high-quality suppressors and accessories for the consumer, law enforcement, and military markets.

•	The acquisition of the popular Bubba Blade fishing tool brand.

•	The expansion of our next generation M&P M2.0 polymer pistol platform.

•	The launch in our Outdoor Products & Accessories segment of more than 150 new products across numerous product categories, including shooting, cutlery, tools, and survival products.

•

The start of construction of our new centralized logistics facility in Boone County, Missouri, which is expected to become operational in fiscal 2019. This new facility is designed to centralize and optimize the inventory management and distribution of our finished products.

•	The refinancing of $75.0 million in Senior Notes at their existing interest rate with an extended maturity.

•	The maintaining of a strong balance sheet with net debt of $138.8 million, a reduction of $80.2 million from the prior fiscal year.

The Compensation Committee made the following determinations with respect to the fiscal 2018 compensation of our named executive officers:

•

Based on our fiscal 2018 performance, none of our named executive officers were awarded a cash incentive bonus for company-wide or division performance as we did not achieve our pre-established financial performance targets under our fiscal 2018 Executive Annual Cash Incentive Program. Mr. Murphy, however, who was appointed as President of our Outdoor Products & Accessories division after the start of fiscal 2018, was awarded a discretionary cash bonus of $160,000 in recognition of the expansion of the nature and scope of his job functions and responsibilities and his subsequent strong performance in leading the growth and profitability of that division.

•	The performance criteria for the performance-based restricted stock units for the three-year performance period ended April 30, 2018 were not achieved, and no shares were distributed.

•

The Compensation Committee increased the base salaries of Messrs. Debney, Buchanan, Cicero, Smith, and Murphy by 7.3%, 5.0%, 8.0%, 3.0%, and 3.0%, respectively, effective at May 1, 2017, the beginning of our 2018 fiscal year. These increases were made based upon competitive market data and with the advice of the Compensation Committee’s independent compensation consultant.

Our Compensation Committee believes that these actions illustrate our company’s strong commitment to align pay with performance. In light of our accomplishments and pay-for-performance

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philosophy, the Compensation Committee recommends that our stockholders vote “FOR” this year’s resolution to approve the compensation of our named executive officers for fiscal 2018 as described in this proxy statement.

Introduction

Our Board of Directors has appointed a Compensation Committee, consisting exclusively of independent directors. The charter of the Compensation Committee authorizes the Compensation Committee to determine and approve, or to make recommendations to our Board of Directors with respect to, the compensation of our Chief Executive Officer and other executive officers. Our Board of Directors has authorized the Compensation Committee to make all decisions with respect to such executive compensation. Among other things, the Compensation Committee is authorized to determine and approve the base salary of our Chief Executive Officer and other executive officers. Additionally, the Compensation Committee establishes annual cash and stock-based compensation programs for our Chief Executive Officer and other executive officers, providing our executives with variable compensation opportunities, a majority of which are based on the achievement of key measures tying pay to performance. The Compensation Committee, with advice from its independent compensation consultant, also determines the compensation of our Board of Directors.

Highlights of Fiscal 2018 Compensation Program

The following highlights aspects of our fiscal 2018 compensation program:

•

Base Salary — As it has done in the past, in April 2017, the Compensation Committee, with advice from its independent compensation consultant, reviewed the base salaries of our executive officers compared with competitive market data. As a result of this review, the Compensation Committee increased the base salaries of Messrs. Debney, Buchanan, Cicero, Smith, and Murphy by 7.3%, 5.0%, 8.0%, 3.0%, and 3.0%, respectively, effective May 1, 2017.

•

Annual Cash Incentive Bonuses — In fiscal 2018, the Compensation Committee continued to emphasize its pay-for-performance philosophy. For fiscal 2018, none of our executive officers received cash incentive bonuses for company-wide or division financial performance because we did not achieve our pre-established company-wide or division financial performance targets set out in our fiscal 2018 Executive Annual Cash Incentive Program. Mr. Cicero, who was our only executive officer with a portion of his incentive bonus target based on pre-established individual performance goals, also did not receive cash incentive compensation as a result of the company-wide financial metrics not meeting a specific threshold. Mr. Murphy was our only executive officer to receive a discretionary cash bonus of $160,000 related to his appointment and subsequent performance as President of our Outdoor Products & Accessories division during fiscal 2018.

•

Long-Term Incentive Compensation — The stock-based awards granted to our executive officers in fiscal 2018 consisted of a mix of service-based restricted stock units, or RSUs, which vest one-fourth on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant, and performance-based RSUs, or PSUs, with the PSUs vesting promptly following the three-year anniversary of the date of grant based on the number of shares earned. PSU performance is measured on the relative performance of our common stock compared with the performance of the Russell 2000 Index, or the RUT. In addition, our executive officers are subject to a one-year holding period after the vesting of both the RSUs and PSUs during which they may not sell or otherwise dispose of the vested shares underlying the RSUs and PSUs.

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•

Stock Holding Requirements — For retention, stockholder alignment, and long-term focus reasons, the Compensation Committee maintained stock holding requirements for the shares underlying outstanding stock-based awards granted to our directors and executive officers so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of the vesting date for all the shares underlying each award.

•

Limit on Aggregate PSUs that May be Issued — The Compensation Committee maintained a value cap on PSUs granted in fiscal 2018 that limited the dollar value, determined as of the vesting date, of the shares that could be delivered to a maximum of 600% of the grant date value.

•

Independent Competitive Market Analysis — As in the past, the Compensation Committee’s independent compensation consultant assisted the Compensation Committee by providing a market analysis of executive compensation as well as updating the committee on current trends and developments in executive compensation.

Corporate Governance Policies and Practices

We maintain corporate governance policies and practices designed to align executive and director compensation with stockholder interests.

•

Stock Ownership Guidelines — We have stock ownership guidelines for our directors and executive officers. For more detailed information regarding our stock ownership guidelines, see “Corporate Governance — Stock Ownership Guidelines.”

•

Stock Holding Requirements — The Compensation Committee maintains stock holding requirements for the shares underlying stock-based awards granted to our directors and executive officers so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of the vesting date for all of the shares underlying the grant. The Compensation Committee adopted this requirement to further align our directors and executive officers with our stockholders and to enhance the long-term focus of our stock-based awards.

•

Board Leadership Structure — We have an independent Chairman of our Board of Directors, independent committee chairs, and regular executive sessions at which only the independent directors participate.

•	Clawback Policy — We have a compensation recovery, or clawback policy, that allows us to recoup incentive compensation resulting from non-compliant financial reporting.

•

Derivatives Trading and Hedging Policy — We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

•	No Tax Gross-Ups — We do not provide any tax gross-up treatment on any severance or change-in-control payments for our executive officers.

•

Double Trigger Vesting — All unvested stock-based awards granted to our executive officers have “double-trigger” vesting acceleration in the event of a change in control of our company. These stock-based awards will receive vesting acceleration only if the executive officer experiences a qualifying termination of employment in connection with a change-in-control.

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•

Independent Compensation Consultant — Our compensation program is developed by the Compensation Committee with assistance from the Compensation Committee’s independent compensation consultant in an effort to assure that our compensation programs are appropriately designed to attract, reward, and retain our key executive officers in a manner that is in our best interests and those of our stockholders.

•

Risk — The Compensation Committee considers the risks inherent in our compensation plans and policies and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company.

•

Say-on-Pay — The Compensation Committee was mindful that our stockholders overwhelmingly approved, on an advisory basis at our 2017 Annual Meeting of Stockholders, the compensation of our named executive officers as described in our proxy statement in our say-on-pay proposal. Holders of approximately 28.3 million of our then outstanding shares voted “for” such advisory say-on-pay proposal, representing approximately 92% of the votes cast on the say-on-pay proposal. The Compensation Committee and our Board of Directors considered these final vote results and determined that, given the significant level of support, no material changes to our executive compensation philosophy, policies, and practices were necessary.

Overview

Our executive compensation program consists primarily of base salary, annual performance-based cash incentive compensation opportunities, stock-based compensation, severance and change-in-control payments and benefits, health and welfare benefits generally available to employees and other executives of our company, and limited perquisites as described herein. The Compensation Committee considers each element of compensation collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation for our executive officers.

Our philosophy with respect to executive compensation is to pay base salaries to our executive officers at levels that enable us to attract, motivate, and retain highly qualified executives. In addition, our executive compensation program is designed to link annual performance-based cash incentive compensation to the achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals, but also, in some cases, on individual performance objectives that contribute to our long-term goal of building stockholder value. For more detailed information regarding our annual performance-based cash incentive compensation plan, see “Compensation Discussion and Analysis — Components of Compensation — Annual Performance-Based Cash Incentive Compensation.” Similarly, our executive compensation program is designed so that stock-based compensation focuses our executive officers’ efforts on increasing stockholder value by aligning their economic interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the market price of our common stock does not appreciate or does not appreciate in an amount equal to or above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates in an amount equal to or above certain levels. For more detailed information regarding our stock-based compensation program, see “Compensation Discussion and Analysis — Components of Compensation — Stock-Based Compensation.”

Total compensation levels for our executive officers reflect corporate positions, responsibilities, and achievement of performance objectives. As a result of our “pay-for-performance” philosophy, compensation levels may vary significantly from year-to-year and among our various executive officers. In general, we expect the compensation level of our Chief Executive Officer will be higher than that of

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our other executive officers. This assumes relatively equal achievement of individual performance objectives, since the Compensation Committee sets our base salaries, cash incentive compensation, and stock-based compensation after reviewing similar compensation elements of the executives at comparable companies, which generally compensate their chief executive officers at higher levels because of their roles and their importance to overall company success. We believe that the overall compensation levels for our executive officers, including our named executive officers, are in alignment with our “pay-for-performance” philosophy and have been consistent with our performance.

The Compensation Committee has developed an executive compensation program that demonstrates our ongoing commitment to good corporate governance practices and aligns our executive officers’ interests with those of our stockholders. This includes maintaining a compensation recovery, or clawback, policy and stock ownership guidelines, maintaining incentive stock and incentive bonus plans intended to align our incentive award grant practices with current market practices and to set forth the principles to which our stockholders expect us to adhere in designing and administering compensation programs, and prohibiting the repricing of options and stock appreciation rights, or SARs, without approval by our stockholders. In addition, we do not provide for any tax gross-ups in connection with severance or change-in-control payments.

Goals

The goals of our executive compensation program are as follows:

•	attract, motivate, and retain highly qualified executives;

•	reflect our company’s culture and approach to total rewards, which includes benefits, work environment, and development opportunities;

•	reflect our philosophy of “pay-for-performance”;

•	provide a rational and consistent approach to compensation, which is understood by senior leadership;

•	align compensation with the interests of our company as a whole and our stockholders; and

•	recognize corporate stewardship and fiscal responsibility.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee determines the compensation of our Chief Executive Officer and our other executive officers. At least annually, the Compensation Committee evaluates the performance of our Chief Executive Officer and determines his compensation in light of the goals and objectives of our compensation program for that fiscal year. The Compensation Committee, together with our Chief Executive Officer, annually assesses the performance of our other executive officers. After receiving recommendations from our Chief Executive Officer, the Compensation Committee, with input from its independent compensation consultant, determines the compensation for our other executive officers.

At the request of the Compensation Committee, our Chief Executive Officer may attend a portion of some of the Compensation Committee meetings, including meetings at which our independent compensation consultant is present. This enables the Compensation Committee to review with our Chief Executive Officer the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall success. The Compensation Committee also requests that our Chief Executive Officer assess the performance of and our goals for our other executive officers. However, the Compensation Committee, with the assistance of its independent compensation

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consultant, rather than our Chief Executive Officer, makes the decisions regarding individual and corporate goals and targets for our other executive officers. Our Chief Executive Officer does not attend any portion of meetings at which his compensation is determined.

Compensation Surveys and Independent Compensation Consultant

In determining compensation levels, the Compensation Committee periodically reviews compensation levels of executives of companies that it deems to be generally similar to our company based on their size, industry, and competitive factors to enable our company to attract executives from other industries and to establish compensation levels that it deems appropriate to retain and motivate our executive officers. The Compensation Committee uses this peer group information as well as published executive compensation survey data from a broader group of companies with similar revenue to our company as points of reference, but does not benchmark or target our compensation levels against this competitive information.

The Compensation Committee retains the services of an independent compensation consultant to review trends in executive compensation, assist with the identification of relevant peer companies, and conduct an assessment and analysis of executive market compensation. The Compensation Committee makes all determinations regarding the engagement, fees, and services of its compensation consultant, and its compensation consultant reports directly to the Compensation Committee. From time to time, the Compensation Committee may retain the services of outside legal counsel to advise it on compensation matters.

Components of Compensation

Our executive compensation program emphasizes our “pay-for-performance” philosophy with the opportunity to receive higher total compensation based on successful execution of our business plan and above market stock price appreciation.

Base Salary

The Compensation Committee sets the base salaries of our executive officers at levels that it believes are required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. Base salaries for our executive officers are established based on an individual’s position, responsibilities, skills, experience, performance, and contributions. In determining base salaries, the Compensation Committee also takes into account individual performance and contributions, future potential, competitive salary levels for comparable positions at other companies, salary levels relative to other positions within our company, corporate needs, and the advice of the Compensation Committee’s independent compensation consultant. The Compensation Committee’s evaluation of the foregoing factors is subjective, and the Compensation Committee does not assign a particular weight to any one factor.

The Compensation Committee independently determines the base salary of our Chief Executive Officer. The base salaries for our other executive officers, other than the Chief Executive Officer, are determined by the Compensation Committee following consultations with the Chief Executive Officer. The Compensation Committee considers the recommendations of our Chief Executive Officer as one of the factors described above.

The Compensation Committee generally sets base salary levels for our executive officers at the beginning of each fiscal year, although it can make changes to base salary levels at any time during the fiscal year. For more detailed information regarding the amounts paid as base salary to our

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named executive officers in fiscal 2018, see “Compensation Discussion and Analysis — Fiscal 2018 Compensation — Base Salaries.”

Annual Performance-Based Cash Incentive Compensation

The Compensation Committee annually establishes a performance-based cash incentive compensation plan for our executive officers. In designing the cash incentive compensation plan for any particular year or period, the Compensation Committee establishes performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals. In some cases, the Compensation Committee also considers individual objectives, responsibilities, and performance in determining the amounts payable under the plan. The target annual compensation opportunities for our executive officers are determined by the Compensation Committee. These target incentive compensation opportunities are subject to change based on the Compensation Committee’s periodic review of economic, industry, and competitive data; changes in individual responsibilities; and our compensation philosophy. The Compensation Committee confirms, with its compensation consultant and our company’s independent audit firm, the achievement and approves the payment, if any, of annual cash incentive compensation in the first quarter of the following fiscal year. For more detailed information regarding the amounts paid as annual performance-based cash incentive compensation to our named executive officers for fiscal 2018, see “Compensation Discussion and Analysis — Fiscal 2018 Compensation — Annual Performance-Based Cash Incentive Compensation.”

Stock-Based Compensation

The Compensation Committee strongly believes in tying executive rewards directly to our long- term success and focusing our executive officers’ efforts on increasing stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates above certain levels. Our stock-based compensation also enables our executive officers to develop and maintain a significant stock ownership position in our company. The amount of stock-based compensation granted takes into account the performance of our company; the grant date value of awards; previous grants to an executive officer; an executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of the executive officer; the cost to our company; the executive officer’s total compensation in relation to our peer companies; and other factors that the Compensation Committee deems appropriate from time to time, including retention, overhang, and burn rate.

Our stock-based compensation consists primarily of stock options, RSUs, and PSUs. The Compensation Committee generally sets the vesting schedule for stock options and RSUs over multiple year periods to encourage executive retention. The Compensation Committee generally establishes multi-year performance requirements for the earning of PSUs to reward long-term company performance. PSUs are earned only if the relative performance of our common stock achieves the then-applicable pre-established metric compared with the performance of the RUT. Similarly, stock options provide value only in the event of stock price increases. At times, we may require a holding period after vesting that provides for the delivery of the shares of our common stock underlying stock-based awards on a delayed basis. In addition, we may institute a value cap as of the date of vesting on PSUs.

Benefits and Perquisites

Our executive officers are eligible to participate in those health, welfare, and retirement plans, including our profit sharing, 401(k), employee stock purchase, and medical and disability plans

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COMPENSATION DISCUSSION AND ANALYSIS

generally available to salaried employees of our company who meet applicable eligibility requirements. For more detailed information regarding the retirement benefits for which our named executive officers are eligible and contributions made to retirement plans on behalf of our named executive officers, see “Executive Compensation — Retirement Plans.”

In addition, from time to time, we provide certain of our executive officers with other benefits and perquisites that we believe are reasonable. These benefits and perquisites include severance and change-in-control benefits, car allowances, housing allowances, relocation assistance, a nonqualified supplemental deferred compensation plan, and, for our Chief Executive Officer, reimbursement of insurance premiums. For more detailed information regarding these other benefits and perquisites for which our named executive officers are eligible, see “Executive Compensation.”

We do not view perquisites and other personal benefits as a significant element of our executive compensation program, but do believe they can be useful in attracting, motivating, and retaining the executive talent for which we compete. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances.

In the future, we may provide additional benefits and perquisites to our executive officers as an element of their overall compensation. All future practices regarding benefits and perquisites will be approved and subject to periodic review by the Compensation Committee.

Policies for the Pricing and Timing of Stock-Based Compensation

The Compensation Committee sets the exercise or strike price of stock options at the fair market value of our common stock, which is the closing price of our common stock on the Nasdaq Global Select Market on the effective date of grant, and sets the value of RSUs and PSUs. The Compensation Committee generally grants stock-based compensation to our executive officers annually within the same time frame each year. In the case of new hires, grant prices generally are determined by the closing price of our common stock on the 15th day of the month following the date on which the employee reports for service. The Compensation Committee authorizes our Chief Executive Officer to grant stock-based compensation to employees who are not executive officers, subject to limitations on amount and subsequent reporting to and review by the Compensation Committee.

Fiscal 2018 Compensation

Compensation Consultant

The Compensation Committee engaged Compensia, Inc., or Compensia, an independent national compensation consulting firm, to assist in the design of our executive compensation program for fiscal 2018. The Compensation Committee has the sole authority to retain and dismiss its compensation consultants and approve the fees of its compensation consultant. No member of the Compensation Committee or any named executive officer has any affiliation with Compensia, and Compensia did not provide any services to our company during fiscal 2018 other than services to the Compensation Committee. In accordance with the requirements of applicable SEC rules, the Compensation Committee has reviewed the independence of Compensia and has determined that Compensia did not have any conflicts of interest under the criteria established under such rules.

As a part of its evaluation of our executive compensation program, Compensia assisted the Compensation Committee in determining an appropriate group of peer companies. The Compensation

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COMPENSATION DISCUSSION AND ANALYSIS

Committee uses the peer companies at the beginning of the fiscal year as one source of competitive market information for cash compensation and at the end of the fiscal year to provide competitive market information for equity compensation. Because the Compensation Committee reviews market data at different times to determine cash and equity compensation, it used two peer groups — the peer group developed in fiscal 2017 to set cash compensation and the peer group developed in fiscal 2018 to set equity compensation. In selecting peer companies for the Compensation Committee’s consideration, Compensia identified companies deemed generally relevant to us with a focus on companies involved in leisure or cyclical and consumer products, especially those with high dollar products, and supplementing this list with companies involved in manufacturing, aerospace, and defense. Within these industries, Compensia used a “rules-based” approach to select companies based on similar financial characteristics. Specifically, Compensia selected companies with revenue from 50% to 200% of our revenue, market capitalizations from 50% to 200% of our market capitalization, and positive revenue growth at the time of the peer group review.

The selected peer group for our cash compensation review in late fiscal 2017, as approved by the Compensation Committee, consisted of the following companies:

Acushnet Holdings	Movado Group
Albany International	Oxford Industries
Callaway Golf	Plantronics
ESCO Technologies	RBC Bearings
Ethan Allen Interiors	Shutterfly
Gentherm	Simpson Manufacturing
Infinera	Standex International
iRobot	Steve Madden
Kate Spade & Company	Sturm Ruger & Company
La-Z-Boy	Universal Electronics

The selected peer group for our equity compensation review in fiscal 2018, as approved by the Compensation Committee, consisted of the following companies:

Bassett Furniture	Motorcar Parts of America
Callaway Golf Co.	Movado Group
ESCO Technologies	Nautilus
Ethan Allen Interiors	Oxford Industries
Flexsteel Industries	Plantronics
Gentherm	Standex International
Haverty Furniture	Stoneridge
Hooker Furniture	Sturm Ruger & Company
Infinera	Universal Electronics
iRobot	ZAGG
Johnson Outdoors

To more closely resemble the financial criteria and business strategy of our company, the Compensation Committee refreshed the fiscal 2018 peer group to include nine companies not included in the fiscal 2017 peer group — Bassett Furniture, Flexsteel Industries, Haverty Furniture, Hooker Furniture, Johnson Outdoors, Motorcar Parts of America, Nautilus, Stoneridge, and ZAGG — and to remove eight companies included in the fiscal 2017 peer group — Acushnet Holdings, La-Z-Boy, Shutterfly, and Steven Madden (each of whose revenue exceeded our revenue range), as well as Albany International, Kate Spade & Company, RBC Bearings, and Simpson Manufacturing. In addition,

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COMPENSATION DISCUSSION AND ANALYSIS

for our equity compensation review in late fiscal 2018, the Compensation Committee added a supplemental peer company, Vista Outdoor, because of its close business similarities to our company. Information from Vista Outdoor was not included in the overall peer market data, however, but was shown on a supplemental basis to help the Compensation Committee better understand how competitors compensate their key executives.

Compensia provided an assessment and analysis of the compensation practices of our peer companies, along with executive compensation data drawn from a national survey of a broader group of companies with similar revenue to our company, determined the positioning of each executive officer’s compensation by element among the peer companies and the survey data, developed recommendations and guidelines for the structure of our executive compensation program, and reviewed the overall compensation package and advised the Compensation Committee regarding the appropriateness of our executive compensation program.

Base Salaries

As is our practice, the Compensation Committee generally, although not always, sets base salaries for our executive officers at the beginning of the fiscal year based on a review of the position and function of each executive officer, the competitiveness of their current base salaries in comparison to the peer and market data, and their individual performance on a subjective basis. Based on an evaluation of the foregoing factors, the Compensation Committee’s desire to reward and retain the key executive officers who it believes are instrumental to our success, the general industry range for base salary increases, and the competitiveness of our base salaries as measured against the peer and market data, the Compensation Committee set the annual base salaries for our executive officers during fiscal 2018 as follows:

Name	Annualized Fiscal 2017 Base Salary	Annualized Fiscal 2018 Base Salary	Percentage Change
P. James Debney	$685,000	$735,000	7.3%
President and Chief Executive Officer
Jeffrey D. Buchanan	$384,000	$403,200	5.0%
Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer
Robert J. Cicero (1)	$315,000	$340,200	8.0%
Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary
Mark P. Smith	$330,000	$339,990	3.0%
Senior Vice President, Manufacturing Services Division
Brian D. Murphy (2)	$275,000	$283,250	3.0%
President, Outdoor Products & Accessories Division

(1)	Mr. Cicero was promoted to Senior Vice President in June 2017.

(2)	Mr. Murphy joined our company as President, Outdoor Recreation Division in December 2016 and was appointed President, Outdoor Products & Accessories Division during fiscal 2018.

For more information regarding the amounts paid as base salary to our named executive officers, see “Executive Compensation — Fiscal 2018 Summary Compensation Table.”

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Performance-Based Cash Incentive Compensation

Our fiscal 2018 Executive Annual Cash Incentive Program is an annual performance-based cash incentive program. The program provides each participant, including our named executive officers, with an opportunity to earn cash incentive compensation based on attainment of pre-established company-wide or division financial performance metrics and, in the case of Mr. Cicero, individual performance goals. Each participant is assigned an incentive opportunity expressed as a percentage of base pay, or a target percentage, and financial performance metrics are established with varying weightings totaling 100%. For each financial performance metric, threshold, target, and maximum performance levels are set. A participant’s final cash incentive compensation is calculated by multiplying the participant’s target percentage by the weighted average percentage calculated for each financial performance metric. A participant’s cash incentive compensation cannot exceed 300% of the target percentage, and eligibility for the payment of any award is subject to the continued employment of the participant through the end of the fiscal year.

Fiscal 2018 Performance Metrics

For fiscal 2018, the Compensation Committee established the following performance metrics and weightings for the named executive officers set out below.

Company-Wide Performance Metrics

•	Company Revenue — weighted 50% for Messrs. Debney and Buchanan, approximately 38.5% for Mr. Cicero, and 10% for Messrs. Smith and Murphy.

•	Company Adjusted EBITDAS — weighted 50% for Messrs. Debney and Buchanan, approximately 38.5% for Mr. Cicero, and 10% for Messrs. Smith and Murphy.

Company Adjusted EBITDAS also served as a hurdle, for which the failure to achieve such performance metric would result in no bonus payments regardless of the achievement of the other company-wide or individual performance metrics.

Adjusted EBITDAS is defined as our company’s net income as reported in our Annual Report on Form 10-K adding back interest, taxes, depreciation, amortization, non-cash stock compensation expense, and certain nonrecurring expenses.

Division Performance Metrics

•	Division Revenue — weighted 0% for Messrs. Debney, Buchanan, and Cicero and 40% for Messrs. Smith and Murphy.

•	Division Adjusted EBITDAS — weighted 0% for Messrs. Debney, Buchanan, and Cicero and 40% for Messrs. Smith and Murphy.

Division Adjusted EBITDAS also served as a hurdle, for which the failure to achieve such performance metric would result in no bonus payments regardless of the achievement of the other division performance metrics.

Individual Performance Goals

•	Individual Performance Goals — weighted 0% for Messrs. Debney, Buchanan, Smith, and Murphy and approximately 23.1% for Mr. Cicero.

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COMPENSATION DISCUSSION AND ANALYSIS

In establishing the company-wide and division performance metrics, the Compensation Committee recognized the challenging economic environment for the firearm industry.

The company-wide financial performance metrics established under the fiscal 2018 program were as follows:

Performance Metrics	Target Performance (in 000’s)	Potential Maximum Payout of Target Bonus	Performance Required to Earn Maximum Payout (as a % of Target Performance)
Revenue	$836,193	300.0%	113.4%
Adjusted EBITDAS	$195,988	300.0%	149.5%

The failure to reach the hurdle metric of at least 81.3% of the company Adjusted EBITDAS metric would result in no bonus payments regardless of the achievement of the revenue or individual performance metrics.

The segment financial performance metrics established under the fiscal 2018 program were as follows:

Performance Metric	Target Performance (in 000’s)	Potential Maximum Payout of Target Bonus	Performance Required to Earn Maximum Payout (as a % of Target Performance)
Firearms Segment
Revenue	$650,561	300.0%	128.7%
Adjusted EBITDAS	$195,676	300.0%	162.2%

Outdoor Products & Accessories Segment
Revenue	$146,321	300.0%	120.0%
Adjusted EBITDAS	$23,425	300.0%	130.0%

The failure to reach the hurdle metric of at least 80.8% and 90.0% of the Adjusted EBITDAS metric for the Firearms segment and the Outdoor Products & Accessories segment, respectively, would result in no bonus payments regardless of the achievement of the revenue metric for such segment.

Mr. Smith’s division performance metric was the Firearms segment, and Mr. Murphy’s division performance metric was the relative portion of his division’s share of the Outdoor Products & Accessories segment. Mr. Cicero had a target bonus opportunity of 65% of his base salary, of which 50% was based on the company-wide financial performance metrics and 15% was based on his individual performance goals for fiscal 2018. Mr. Cicero’s individual performance goals consisted of enumerated individual performance objectives related to his roles and responsibilities as our General Counsel and Chief Compliance Officer, which were unrelated to our company-wide financial performance, as determined by the Compensation Committee, although those individual performance goals were subject to the company Adjusted EBITDAS hurdle, which had to be met prior to any payment on those goals, and that hurdle was not met.

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COMPENSATION DISCUSSION AND ANALYSIS

Depending on the achievement of the targeted financial performance threshold and the level of financial performance of our company (and in the case of Mr. Cicero, the achievement of his individual performance goals), our executive officers had the potential to receive target bonus payments based on a percentage of their base salaries as follows:

Name	Annual Fiscal 2018 Base Salary (1)	Target Bonus Percentage	Annualized Target Cash Bonus Opportunity	Actual Bonus paid for Fiscal 2018 (as a % of Target Bonus Opportunity)	Actual Bonus Paid for Fiscal 2018
P. James Debney	$735,000	100.0%	$735,000	0%	$0
Jeffrey D. Buchanan	$403,200	75.0%	$302,400	0%	$0
Robert J. Cicero (2)	$340,200	65.0%	$221,130	0%	$0
Mark P. Smith	$339,990	65.0%	$220,993	0%	$0
Brian D. Murphy	$283,250	65.0%	$184,113	0%	$0

(1)	Base salaries increased 7.3% for Mr. Debney, 5.0% for Mr. Buchanan, 8.0% for Mr. Cicero, and 3.0% for each of Messrs. Smith and Murphy.

(2)	Mr. Cicero’s 65.0% target bonus percentage included a 15% opportunity related to Mr. Cicero’s roles and responsibilities as General Counsel and Chief Compliance Officer.

None of our named executive officers received cash incentive compensation for our company-wide or division financial performance as a result of our failure to achieve the target performance metrics established in the fiscal 2018 Executive Annual Cash Incentive Program. Mr. Cicero also did not receive cash incentive compensation related to his individual performance goals because the company Adjusted EBITDAS hurdle was not met. Mr. Murphy, who was appointed as President of our Outdoor Products & Accessories division after the start of fiscal 2018, was our only executive officer to receive a discretionary cash bonus of $160,000 in fiscal 2018 in recognition of the expansion of the nature and scope of his job functions and responsibilities and his subsequent strong performance in leading the growth and profitability of that division.

Stock-Based Compensation

During fiscal 2018, grants of annual stock-based compensation to our named executive officers consisted of RSUs and PSUs. In determining the equity award granted to each executive officer during fiscal 2018, the Compensation Committee considered the dollar value of the awards granted to each executive officer; previous grants to our executive officers; each executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of each executive officer; the cost of the stock-based compensation to our company; each executive officer’s total compensation in relationship to our peer companies and other companies included in the market data; and the overall performance of our company.

The Compensation Committee maintained stock holding requirements (originally adopted in fiscal 2015) for the shares underlying outstanding stock-based awards granted to our executive officers in fiscal 2018 so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of each applicable vesting date. The Compensation Committee implemented this requirement to further align our executive officers with our stockholders, to enhance the long-term focus of our stock-based awards, and to foster executive retention.

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COMPENSATION DISCUSSION AND ANALYSIS

During fiscal 2018, we granted the following PSUs to our named executive officers, which equaled the number granted during fiscal 2017, except for those granted to Mr. Murphy, who received a lower amount in fiscal 2017 prior to his current position with the company. While the number of PSUs granted during fiscal 2018 remained the same as was granted during fiscal 2017 for most of our named executed officers, the value of such PSUs was significantly lower.

Name	PSUs at Threshold	PSUs at Target	PSUs at Maximum
P. James Debney	26,638	70,100	140,200
Jeffrey D. Buchanan	9,538	25,100	50,200
Robert J. Cicero	5,472	14,400	28,800
Mark P. Smith	5,472	14,400	28,800
Brian D. Murphy	5,472	14,400	28,800

These PSUs are earned and vest based on the relative performance of our common stock against the RUT over the approximately three-year period following the date of grant. If the relative performance of our common stock (measured based on the average closing price of our common stock during the 90-calendar-day-period preceding approximately the third anniversary of the date of grant against the average closing price of our common stock during the 90-calendar-day-period immediately following the date of grant) does not equal or exceed the relative performance of the RUT (measured based on the average closing price of the RUT during the 90-calendar-day-period preceding approximately the third anniversary of the date of grant against the average closing price of the RUT during the 90-calendar-day-period immediately following the date of grant), then no PSUs subject to the awards will be earned and vest. If the relative performance of our common stock equals the relative performance of the RUT, then 38% of the PSUs subject to the awards (at target) will be earned and vest, or the threshold award. If the relative performance of our common stock exceeds the relative performance of the RUT by up to five points, then the PSUs subject to the awards will be earned and vest on a straight-line basis from the threshold award level up to the target award level, with 100% of the PSUs subject to the awards (the target number of PSUs) being earned and vesting if the relative performance of our common stock exceeds the relative performance of the RUT by five points. If the relative performance of our common stock exceeds the relative performance of the RUT by over five points up to a level of 10 points, then the PSUs subject to the awards will be earned and vest on a straight-line basis up to the maximum award, with 200% of the PSUs subject to the awards (the maximum number of PSUs) being earned and vesting if the relative performance of our common stock exceeds the relative performance of the RUT by 10 points or more.

The underlying shares of our common stock earned, if any, related to these PSUs will be delivered on the first anniversary of the May 1st ending date of the performance period. The maximum number of shares that can be delivered with respect to the fiscal 2018 PSU awards is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. See “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2018 Compensation Program.”

Upon a change in control of our company prior to the three year anniversary of the date of grant, each named executive officer will earn a number of PSUs subject to the award in accordance with the formula described above, provided that (i) the relative performance of our common stock will be measured based on the consideration offered for one share of our common stock in the change in control (or in the event of a change in control that does not involve an acquisition of our stock, based on the trading price of our common stock on the date of the change in control) against the average closing price of our common stock during the 90-calendar-day period immediately following the date of grant; and (ii) the relative performance of the RUT will be measured based on the average closing

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price of the RUT during the 90-calendar-day-period immediately prior to the change in control against the average closing price of the RUT during the 90-calendar-day-period immediately following the date of grant. The PSUs earned pursuant to the formula described above will then be converted into RSUs that will vest upon the earlier of (i) a qualifying termination of employment or (ii) the original vesting date.

During fiscal 2018, we also granted the following RSUs to our named executive officers, which equaled the number of RSUs granted during fiscal 2017, except for those granted to Mr. Murphy, who received both a new hire grant and an annual grant during fiscal 2017. While the number of RSUs granted during fiscal 2018 remained the same as was granted during fiscal 2017 for most of our named executive officers, the value of such RSUs was significantly lower.

Name	RSUs
P. James Debney	63,700
Jeffrey D. Buchanan	22,900
Robert J. Cicero	13,000
Mark P. Smith	13,000
Brian D. Murphy	13,000

These RSUs vest one-fourth on May 1st following each of the first, second, third, and fourth anniversaries of the date of grant, subject to each named executive officer’s continued service with us, and the underlying shares are delivered on the one-year anniversary of the applicable vesting date. These RSUs will vest in the event of a qualifying termination of employment following a change in control of our company (as defined in the applicable award agreements).

For more information regarding the grants of stock-based compensation to our named executive officers in fiscal 2018, see “Executive Compensation — Fiscal 2018 Grants of Plan-Based Awards.”

Each named executive officer forfeits the unvested portion, if any, of this stock-based compensation if his service to our company is terminated for any reason, except as otherwise set forth in the applicable award agreement, in any employment or severance agreement between our company and the named executive officer, in any policy or plan of our company applicable to the named executive officer, or as may otherwise be determined by the administrator of the applicable equity plan. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Certain Stock-Based Compensation Arrangements Granted in Prior Fiscal Years

Vesting of Previous PSU Awards

The PSUs granted in fiscal 2015 to our executive officers, which had a three-year performance period ending at the conclusion of fiscal 2018, were not earned because our common stock did not perform favorably compared with the RUT. Over the three-year performance period, our stock price declined 32.83% while the RUT appreciated 23.32%, which resulted in our stock price trailing the RUT by 56.14%. As a result, the Compensation Committee confirmed that this underperformance resulted in none of the PSUs granted in fiscal 2015 being earned, and, therefore, our named executive officers did not receive any shares of common stock underlying the PSUs granted in fiscal 2015.

Other Elements of Fiscal 2018 Compensation

Clawback Policy

We maintain a compensation recovery, or clawback, policy. In the event we are required to restate our financial results as a result of a material noncompliance by us with any financial reporting

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COMPENSATION DISCUSSION AND ANALYSIS

requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officer who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is administered by the Compensation Committee. If final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Act, we will review this policy and make any amendments as necessary to comply with the new rules.

This clawback policy applies to cash and stock-based incentive compensation programs, including our 2013 Incentive Stock Plan and our 2013 Incentive Bonus Plan.

Derivative Trading and Hedging

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits our deductibility, for federal income tax purposes, of compensation paid to each of our chief executive officer and the next three highest-paid named executive officers (other than the chief financial officer solely for taxable years beginning prior to January 1, 2018) in excess of $1 million per person per year. For taxable years beginning prior to January 1, 2018, certain compensation, including qualified performance-based compensation, was not subject to this annual deduction limit if certain requirements were met.

For taxable years beginning prior to January 1, 2018, when reasonably practicable, the Compensation Committee sought to qualify the variable incentive compensation paid to our executive officers for the qualified performance-based compensation exemption from the deductibility limit. The Compensation Committee, however, had the discretion to authorize compensation payments that did not comply with this exemption when it believed that such payments were in the best interests of our company and our stockholders, such as, for example, in order to attract or retain executive talent.

Effective for tax years beginning after December 31, 2017, this $1 million annual deduction limit will apply to all our named executive officers, including our chief financial officer, and the exemption for qualified performance-based compensation will no longer be available. As a result, compensation paid to each of our named executive officers in any taxable year in excess of $1 million will not be deductible unless it qualifies for the transition relief applicable to certain compensation arrangements in place as of November 2, 2017, including certain stock options and performance shares granted prior to such date. Because of the absence of formal guidance under the transition relief provisions, though, we cannot guarantee that any compensation arrangements intended to qualify for the exemption under Section 162(m) will actually receive such treatment.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code, or Sections 280G and 4999, provide that executive officers and directors and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of a company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named

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executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G and 4999 during fiscal 2018, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options and deferred stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. In determining stock-based compensation, the Compensation Committee considers the potential expense of these awards under ASC Topic 718 and the impact on our company.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

John B. Furman, Chairman

Gregory J. Gluchowski, Jr.

Barry M. Monheit

I. Marie Wadecki

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EXECUTIVE COMPENSATION

Fiscal 2018 Summary Compensation Table

The following table sets forth, for the fiscal years ended April 30, 2018, 2017, and 2016, information with respect to compensation for services in all capacities to us and our subsidiaries earned by our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers as of the end of our last completed fiscal year, or collectively our named executive officers.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total (5)
P. James Debney	2018	$734,039	$–	$1,448,758	–	$–	$46,039	$2,228,836
President and Chief Executive Officer	2017	$683,538	$–	$2,855,209	–	$1,683,952	$79,169	$5,301,868
	2016	$608,988	$–	$2,737,880	–	$1,826,963	$85,240	$5,259,071
Jeffrey D. Buchanan	2018	$402,831	$–	$519,658	–	$–	$50,290	$972,779
Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer	2017	$383,780	$–	$1,024,141	–	$707,997	$86,053	$2,201,971
	2016	$370,915	$–	$986,265	–	$838,299	$87,841	$2,283,320

Robert J. Cicero	2018	$339,715	$–	$296,752	–	$–	$25,501	$661,968
Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary	2017	$314,553	$–	$584,838	–	$503,342	$60,495	$1,463,228
	2016	$291,749	$–	$563,138	–	$568,910	$59,365	$1,483,162

Mark P. Smith	2018	$339,709	$–	$296,752	–	$–	$22,877	$659,338
Senior Vice President, Manufacturing Services Division	2017	$330,000	$–	$584,838	–	$527,310	$55,375	$1,497,523
	2016	$284,430	$–	$563,138	–	$543,048	$59,355	$1,449,971
Brian D. Murphy (6)	2018	$283,091	$160,000	$296,752	–	$–	$15,238	$755,081
President, Outdoor Products & Accessories Division

(1)

The amounts shown in this column, if any, represent discretionary bonuses. Mr. Murphy received a discretionary cash bonus of $160,000 in fiscal 2018 in recognition of the expansion of the nature and scope of his job functions and responsibilities and his subsequent strong performance as our newly appointed President of our Outdoor Products & Accessories division. No other discretionary bonuses were paid to our named executive officers.

(2)

The amounts shown in this column represent the grant date fair value for PSUs and RSUs granted to the named executive officers during the covered year calculated in accordance with ASC Topic 718 excluding the effect of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2018. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2018 Compensation — Stock-Based Compensation” and “Fiscal 2018 Grants of Plan-Based Awards” below and the narrative discussion that follows. See “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2018 Compensation Program” for certain changes affecting fiscal 2018 compensation for our named executive officers.

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Set forth below is the maximum value for the PSUs granted to the named executive officers during fiscal 2018 (i.e., 200% of the target award value).

Name	Stock Awards – Maximum Value of PSUs
P. James Debney	$1,623,516
Jeffrey D. Buchanan	$581,316
Robert J. Cicero	$333,504
Mark P. Smith	$333,504
Brian D. Murphy	$333,504

(3)

The amounts shown in this column constitute payments made, if any, under our 2018, 2017, and 2016 annual performance-based cash incentive compensation programs. These amounts were calculated and paid to our named executive officers in the fiscal year following when they were earned. For fiscal 2018, none of our named executive officers received cash incentive compensation for our company-wide or division financial performance as a result of our failure to achieve the pre-established company and division financial targets set out in our fiscal 2018 Executive Annual Cash Incentive Program. For a description of our Fiscal 2018 Cash Incentive Compensation Program see “Compensation Discussion and Analysis — Fiscal 2018 Compensation — Annual Performance-Based Cash Incentive Compensation.”

(4)	All Other Compensation consisted of the following for fiscal 2018:

Name	Car Allowance	Reimbursement for Insurance Premiums (4a)		Matching Contributions to Defined Contribution Plan	Payments Under Profit Sharing Plan (4b)	Housing Allowance	Severance Payments	Other	Total (4)
P. James Debney	$12,000	$23,005	(4c)	$7,354	$3,652	$–	$–	$28	$46,039
Jeffrey D. Buchanan	$12,000	$4,897		$4,713	$3,652	$25,000	$–	$28	$50,290
Robert J. Cicero	$10,800	$3,464		$7,562	$3,652	$–	$–	$23	$25,501
Mark P. Smith	$10,800	$2,570		$5,679	$3,652	$–	$–	$176	$22,877
Brian D. Murphy (6)	$10,800	$–		$6,211	$–	$–	$–	$24	$15,238

(4a)	Except as otherwise indicated, the amounts shown in this column consist of reimbursement of disability insurance premiums.

(4b)

Profit sharing amounts earned in fiscal 2018 that exceeded the 401(k) maximum contribution limit will be contributed to the Nonqualified Supplemental Deferred Compensation Plan upon payout in fiscal 2019. For further information, see “Retirement Plans — Nonqualified Supplement Deferred Compensation Plan” below.

(4c)	Consists of reimbursement of premiums for disability insurance ($6,486), healthcare insurance ($9,451), and a $5.0 million term life insurance policy ($7,068).

(5)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

(6)	Mr. Murphy joined our company as President, Outdoor Recreation Division in December 2016 and was appointed President, Outdoor Products & Accessories Division during fiscal 2018.

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Fiscal 2018 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended April 30, 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Shares of Stocks or Units (#)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
P. James Debney	04/26/2018	–	–	–	–	–	–	63,700	(4)	–	–	$637,000
	04/26/2018	–	–	–	26,638	70,100	140,200	–		–	–	$811,758
Jeffrey D. Buchanan	04/26/2018	–	–	–	–	–	–	22,900	(4)	–	–	$229,000
	04/26/2018	–	–	–	9,538	25,100	50,200	–		–	–	$290,658
Robert J. Cicero	04/26/2018	–	–	–	–	–	–	13,000	(4)	–	–	$130,000
	04/26/2018	–	–	–	5,472	14,400	28,800	–		–	–	$166,752
Mark P. Smith	04/26/2018	–	–	–	–	–	–	13,000	(4)	–	–	$130,000
	04/26/2018	–	–	–	5,472	14,400	28,800	–		–	–	$166,752
Brian D. Murphy	04/26/2018	–	–	–	–	–	–	13,000	(4)	–	–	$130,000
	04/26/2018	–	–	–	5,472	14,400	28,800	–		–	–	$166,752

(1)

None of our named executive officers received cash incentive compensation for our company-wide or division financial performance as a result of our failure to achieve the pre-established targets set out in our fiscal 2018 Executive Annual Cash Incentive Program. Our fiscal 2018 Executive Annual Cash Incentive Program is discussed under “Compensation Discussion and Analysis — Fiscal 2018 Compensation — Annual Performance-Based Cash Incentive Compensation.”

(2)

These PSUs vest based on the relative performance of our common stock against the RUT over the approximately three-year period following the date of grant, and the underlying shares of common stock earned, if any, are deliverable on the first anniversary of the May 1 ending date of the performance period. Notwithstanding the amounts shown in the “Maximum” column, the maximum number of shares that can be delivered with respect to fiscal 2018 PSU grants is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2018 Compensation — Stock-Based Compensation.”

(3)

The amounts shown in this column represent the grant date fair value of stock awards calculated in accordance with ASC Topic 718, excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2018.

(4)

One-fourth of the RSUs vest on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant, subject to each executive’s continued services with us, and the underlying shares of common stock are deliverable on each one-year anniversary of the applicable vesting date.

Reference is made to “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2018 Compensation Program” for certain changes affecting fiscal 2018 compensation for our named executive officers.

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Outstanding Equity Awards at Fiscal Year-End 2018

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of April 30, 2018.

		Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
		Exercisable		Unexercisable
P. James Debney	04/10/2013	66,667	(4)	–	$8.89	09/26/2021	–		–	–	–
	04/10/2013	94,000	(5)	–	$8.89	04/24/2022	–		–	–	–
	04/29/2015	–		–	–	–	22,000	(6)	$242,000	96,000	$1,056,000
	04/29/2016	–		–	–	–	46,125	(6)	$507,375	135,400	$1,489,400
	04/27/2017	–		–	–	–	63,700	(6)	$700,700	140,200	$1,542,200
	04/26/2018	–		–	–	–	63,700	(6)	$700,700	140,200	$1,542,200
Jeffrey D. Buchanan	04/29/2015	–		–	–	–	13,000	(6)	$143,000	60,000	$660,000
	04/29/2016	–		–	–	–	15,375	(6)	$169,125	51,650	$568,150
	04/27/2017	–		–	–	–	22,900	(6)	$251,900	50,200	$552,200
	04/26/2018	–		–	–	–	22,900	(6)	$251,900	50,200	$552,200
Robert J. Cicero	04/29/2015	–		–	–	–	7,500	(6)	$82,500	34,000	$374,000
	04/29/2016	–		–	–	–	8,775	(6)	$96,525	29,500	$324,500
	04/27/2017	–		–	–	–	13,000	(6)	$143,000	28,800	$316,800
	04/26/2018	–		–	–	–	13,000	(6)	$143,000	28,800	$316,800
Mark P. Smith	04/29/2015	–		–	–	–	7,500	(6)	$82,500	34,000	$374,000
	04/29/2016	–		–	–	–	8,775	(6)	$96,525	29,500	$324,500
	04/27/2017	–		–	–	–	13,000	(6)	$143,000	28,800	$316,800
	04/26/2018	–		–	–	–	13,000	(6)	$143,000	28,800	$316,800
Brian D. Murphy	12/19/2016	–		–	–	–	17,193	(7)	$189,123	–	–
	04/27/2017	–		–	–	–	4,400	(6)	$48,400	9,800	$107,800
	04/26/2018	–		–	–	–	13,000	(6)	$143,000	28,800	$316,800

(1)

Generally, outstanding awards of stock options and RSUs under our 2004 Incentive Stock Plan vest one-third on each of the first, second, and third anniversaries of the date of grant and outstanding awards of PSUs under our 2004 Incentive Stock Plan vest if the relative performance of our common stock exceeds the performance of the RUT over the three-year period following the date of grant. Awards of RSUs under our 2013 Incentive Stock Plan granted in April 2016, 2017, and 2018 vest one-fourth on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant. Awards of PSUs under our 2013 Incentive Stock Plan vest if the relative performance of our common stock achieves the then-applicable metric compared with the performance of the RUT over the approximately three-year period following the date of grant. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2018 Compensation — Stock-Based Compensation.”

(2)

The market value of shares or units of stock that have not vested and unearned equity incentive plan awards is determined by multiplying the closing market price of our common stock at the end of our last completed fiscal year by the number of shares or units of stock or the amount of unearned equity incentive plan awards, as applicable.

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(3)

These PSUs vest based on the relative performance of our common stock against the RUT over the approximately three-year period following the date of grant and are reported at the maximum level of award. Notwithstanding the maximum amounts shown in this column, the maximum number of shares that can be delivered with respect to such grants is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. Reference is also made to footnote 1 above. See also “Compensation Discussion and Analysis — Fiscal 2018 Compensation — Stock-Based Compensation.”

(4)	One-third of the stock options vested and became exercisable on each of the date of grant, September 26, 2013, and September 26, 2014. The maximum term of the options is September 26, 2021.

(5)	One-third of the stock options vested and became exercisable on each of the date of grant, April 24, 2014, and April 24, 2015. The maximum term of the options is April 24, 2022.

(6)

One-fourth of the RSUs vest on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant, and the underlying shares of common stock are deliverable on each anniversary of the applicable vesting date.

(7)

One-fourth of the RSUs vest following each of the first, second, third, and fourth anniversaries of the date of grant, and the underlying shares of common stock are deliverable on each anniversary of the applicable vesting date.

See “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2018 Compensation” for certain changes affecting fiscal 2018 compensation for our named executive officers.

Option Exercises and Stock Vested in Fiscal 2018

The following table describes, for the named executive officers, the number of shares acquired and the value realized on the exercise of options and vesting of stock awards during the fiscal year ended April 30, 2018.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
P. James Debney	–	$–	26,375	$579,459
Jeffrey D. Buchanan	–	$–	13,291	$278,709
Robert J. Cicero	–	$–	6,675	$146,650
Mark P. Smith	–	$–	6,675	$146,650
Brian D. Murphy	–	$–	5,732	$78,242

(1)

Includes shares that have vested but are not yet deliverable until the first anniversary of the vesting date (26,375 shares for Mr. Debney, 11,625 shares for Mr. Buchanan, 6,675 shares for Mr. Cicero, 6,675 shares for Mr. Smith, and 5,732 shares for Mr. Murphy).

(2)

For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of shares vested. See “Compensation Discussion and Analysis — Certain Stock-Based Compensation Arrangements in Prior Fiscal Years — Vesting of Previous PSU Grants.”

Retirement Plans

We maintain our Profit Sharing and Investment Plan, or the 401(k) Plan, a retirement plan intended to be tax-qualified under Section 401(a) of the Code and under which 401(k), Roth, matching,

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and discretionary profit sharing contributions are authorized. All profit sharing contributions vest immediately and all matching contributions vest 50% after one year and 100% after two years. The plan covers substantially all of our employees, including our executive officers, subject to meeting applicable eligibility requirements.

Employees become eligible to make 401(k) and Roth contributions and to receive matching contributions on the first day of the month after their date of hire. Subject to certain Code limitations, the plan permits non-highly compensated employees to make 401(k) and Roth contributions of up to 100% of their eligible compensation and highly compensated employees to make 401(k) and Roth contributions of up to 9% of their eligible compensation. Subject to certain Code limitations, we make discretionary matching contributions with respect to our employees’ 401(k) and Roth contributions. For the plan years ended April 30, 2018, 2017, and 2016, we made matching contributions equal to 50% of participants’ 401(k) and Roth contributions up to 3% of their eligible compensation.

Employees become eligible to receive profit sharing contributions on the first day of the plan year subsequent to when they complete one year of eligibility service, and must be employed on the last day of the plan year, in order to receive a profit sharing contribution, if any, for that plan year. For the fiscal year ended April 30, 2018, we made profit sharing contributions equal to approximately 5.0% of the operating profit of our company, excluding the operating results of UST, LLC, which employees were not eligible for a profit sharing contribution due to the one-year participation requirement. Operating profit under the plan is defined as income before interest and state and federal income taxes. Profit sharing contributions are allocated to eligible participants in proportion to their eligible compensation (subject to certain Code limitations).

Pension Benefits

We do not offer any defined benefit pension plan to any of our executive officers.

Nonqualified Deferred Compensation

Our Nonqualified Supplemental Deferred Compensation Plan was adopted by our Board of Directors in December 2013 to be effective as of March 1, 2014. The plan is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder. The plan provides deferred compensation benefits to a select group of management or highly compensated employees, as selected (in each case) by our company and participating affiliates.

The plan allows participants to prospectively elect to defer up to 50% of base salary and up to 100% of certain cash bonuses. In the event that salary deferred into the 401(k) Plan must be returned to a participant under the Code’s 401(k) rules, a comparable amount of salary may be deferred into the plan by the participant if the participant has made such an election. In addition, our company and participating affiliates will make non-elective contributions to the extent necessary to compensate participants for the amount of their “profit sharing” contribution that cannot be made to the 401(k) Plan due to the limitations of Section 415 of the Code. Additional discretionary non-elective contributions may also be made. Participant deferrals and non-elective contributions are, at all times, 100% vested.

A participant’s deferrals and non-elective contributions are credited to a deferred compensation account and held in a “rabbi trust” until the occurrence of an applicable distributable event. All of the assets of the rabbi trust will be subject to the claims of creditors of our company and participating affiliates, as applicable. The distributable events include the following:

•	separation from service with our company and its affiliates;

•	death;

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•	disability;

•	specified time designated by the participant in his or her deferral agreement;

•	a change in control of our company; and

•	unforseeable emergencies.

Distributable amounts are paid in the form of a lump sum cash payment or, for certain distributions, in a fixed number of cash installment payments, as elected by the participant.

A menu of investment options will be made available to participants to determine the amount of earnings, gains, or losses to be credited to their accounts under the plan. Each participant will be able to select from such investment options, the investment options to be used to determine the earnings, gains, and losses to be credited to the deferred amounts. We are not required to invest a participant’s account in the investment options selected because they are used only for purposes of determining the earnings, losses, and gains to be credited to a participant’s account. We retain the discretion to amend or terminate the plan at any time (provided no such action affects a participant’s right to receive the full amount of his or her account balance).

During fiscal 2018, profit sharing amounts earned in fiscal 2017 that exceeded the 401(k) maximum contribution limit were contributed to the Nonqualified Supplemental Deferred Compensation Plan upon payout in fiscal 2018. No other contributions were made by our named executive officers in fiscal 2018.

The following table sets forth, for the named executive officers, earnings, distributions, and year-end account balances with respect to the Nonqualified Supplemental Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregated Withdrawals / Distributions in Last FY	Aggregate Balance at Last FYE (1)
P. James Debney	$–	–	$1,934	–	$24,204
Jeffrey D. Buchanan	$–	–	$269	–	$4,054
Robert J. Cicero	$–	–	$787	–	$11,443
Mark P. Smith	$–	–	$1,827	–	$19,497
Brian D. Murphy	$–	–	$–	–	$–

(1)

Earnings reported in the aggregate balance at last fiscal year end were not reported as compensation to the named executive officer in the Summary Compensation Table for previous years because no above-market or preferential earnings on any nonqualified deferred compensation were paid to our named executive officers.

Employment Agreements and Severance Arrangements with Our Named Executive Officers

Employment Agreements

We and Mr. Debney are parties to an amended and restated employment agreement, which is referred to as the Employment Agreement. The Employment Agreement provides for the continued employment of Mr. Debney as the President and Chief Executive Officer of our company. Under the terms of the Employment Agreement, Mr. Debney is entitled to an annual base salary of $608,988 (subject to annual review by our Board of Directors), which was increased to $735,000 early in fiscal 2018. Mr. Debney also is eligible to participate in our executive compensation programs, to receive an

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annual cash bonus and annual grants of stock-based awards, each as determined by our Board of Directors or committee thereof. Mr. Debney is eligible to participate in other standard health, welfare, and retirement benefits, including group health, pension, retirement, vacation, and expense reimbursement plans, to participate in such other plans, programs, or benefits as may from time to time be provided to other executive employees of our company, and to receive certain other perquisites, including a car allowance, the reimbursement of reasonable insurance premiums for disability, medical and hospitalization insurance, and company-paid premiums on a term life insurance policy.

Pursuant to his Employment Agreement, if we terminate Mr. Debney’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Debney terminates his employment for Good Reason (each as defined in the Employment Agreement), he will receive certain payments and benefits, subject to the terms and conditions set out in his Employment Agreement. These payments and benefits include continuation of base salary, periodic payments equal in the aggregate to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, payment of a pro rata portion of his cash incentive bonus, reimbursement for the cost of healthcare continuation coverage for him and his eligible dependents, continued payment of his car allowance, a stipend for secretarial coverage, continued payment of life insurance premiums, and the ability to exercise his vested options for up to nine months following termination. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Mr. Debney’s Employment Agreement also provides that, in the event of a Change in Control, Mr. Debney at his option and upon written notice to us, may terminate his employment, unless (i) the provisions of the Employment Agreement remain in full force and effect and (ii) Mr. Debney suffers no reduction in his status, duties, authority, or compensation following the Change in Control. Mr. Debney’s rights under this provision will be triggered if, following a Change in Control, (a) he is not the chief executive officer of the company that succeeds to our business; (b) such company’s stock is not listed on a national stock exchange; or (c) such company terminates Mr. Debney’s employment or reduces his status, duties, authority, or compensation within one year of the Change in Control. If Mr. Debney is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive certain payments and benefits, subject to the terms and conditions set out in his Employment Agreement. These payments and benefits include continuation of base salary, periodic payments equal in the aggregate to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, payment of a pro rata portion of his cash incentive bonus, reimbursement for the cost of healthcare continuation coverage for him and his eligible dependents, continued payment of his car allowance, continued payment of life insurance premiums, vesting of unvested stock-based compensation held by Mr. Debney in his capacity as an employee of our company, and the ability to exercise his vested options for up to nine months following termination. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

The Employment Agreement also prohibits Mr. Debney from competing with our company for a period equal to the longer of 12 months, or any period during which Mr. Debney receives cash severance pursuant to the terms of the Employment Agreement, and prohibits Mr. Debney from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company, regardless of the reason therefor.

Severance Agreements

We and Mr. Buchanan are parties to a severance and change in control agreement, which is referred to as the Severance Agreement. Pursuant to his Severance Agreement, if we terminate

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Mr. Buchanan’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Buchanan terminates his employment for Good Reason (each as defined in the Severance Agreement), Mr. Buchanan will receive certain payments and benefits, subject to the terms and conditions set out in his Severance Agreement. These payments and benefits include continuation of base salary and payment of a pro rata portion of his cash incentive bonus. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Mr. Buchanan’s Severance Agreement also provides that, in the event of a Change in Control, Mr. Buchanan, at his option and upon written notice to us, may terminate his employment, unless (i) the provisions of the Severance Agreement remain in full force and effect and (ii) Mr. Buchanan suffers no reduction in his status, duties, authority, or compensation following the Change in Control. Mr. Buchanan’s rights under this provision will be triggered if, following the Change in Control, (a) he is not the chief financial officer of the company that succeeds to our business; (b) such company’s common stock is not listed on a national stock exchange; (c) such company terminates Mr. Buchanan or in any material respect reduces his status, duties, authority, or base compensation within one year of such Change in Control; or (d) as a result of such Change in Control, Mr. Buchanan is required to relocate out of Springfield, Massachusetts (or surrounding areas). If Mr. Buchanan is eligible to and does exercise his right as described above to terminate his employment in connection with a change in control, he will receive certain payments and benefits, subject to the terms and conditions set out in his Severance Agreement. These payments and benefits include continuation of base salary, payment of a lump sum equal to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, and vesting of unvested stock-based compensation held by Mr. Buchanan in his capacity as an employee of our company. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Our obligations under the Severance Agreement are contingent upon Mr. Buchanan executing (and not revoking during any applicable revocation period) and not violating any provision of a valid and enforceable full and unconditional release of all claims against us. The Severance Agreement also prohibits Mr. Buchanan from competing with our company for a period of 12 months and from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company for any reason.

Other Severance Arrangements

Messrs. Cicero and Smith

We have adopted the American Outdoor Brands Corporation Executive Severance Pay Plan, which is referred to as the Executive Severance Plan, for the benefit of any officer of our company or any officer of an affiliate that is selected by the plan administrator (currently, the Compensation Committee) in its sole and absolute discretion. At all times, Messrs. Debney and Buchanan have been and continue to be covered under their Employment Agreement and Severance Agreement, respectively. Accordingly, Messrs. Debney and Buchanan are not covered under the Executive Severance Plan. Messrs. Cicero and Smith are currently the only participants in the Executive Severance Plan.

Pursuant to the Executive Severance Plan, if we terminate a participating executive without Good Cause (other than due to death or disability) or a participating executive resigns for Good Reason (each as defined in the Executive Severance Plan), he or she will receive certain payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan. These payments and benefits include continuation of base salary, payment of a pro rata portion of his or her cash incentive bonus, and reimbursement for the cost of healthcare continuation coverage for the

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participating executive and his or her eligible dependents. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

In addition, if we terminate a participating executive during a Potential Change in Control Protection Period or Change in Control Protection Period or a participating executive resigns following an Adverse Change in Control Effect (each as defined in the Executive Severance Plan), he or she will receive certain payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan. These payments and benefits include continuation of base salary, a lump sum cash payment equal to the average of the cash incentive bonuses paid to the executive for each of the preceding two fiscal years, vesting of all stock-based compensation granted to the executive after the effective date of the Executive Severance Plan in his or her capacity as an employee of our company, and reimbursement for the cost of healthcare continuation coverage for the participating executive and his or her eligible dependents. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Our obligations under the Executive Severance Plan are contingent upon (i) the participating executive executing (and not revoking during any applicable revocation period) and not violating any provision of a valid and enforceable full and unconditional release of all claims against us or any of our affiliates, and (ii) the participating executive’s full compliance with any and all non-competition, non-solicitation, and similar agreements by which the participating executive was bound as of the effective date of his or her termination or resignation.

Mr. Murphy

If we terminate Mr. Murphy’s employment without Good Cause, we have agreed to provide Mr. Murphy with certain payments, which include continuation of base salary. These payments are described below under “Potential Payments Upon Termination or Change in Control.” Our severance obligations are contingent upon Mr. Murphy executing and delivering a separation agreement, including an irrevocable general release in favor of our company and our subsidiaries and affiliates, in a form satisfactory to us.

Potential Payments Upon Termination or Change in Control

Termination by Us Without Good Cause or by the Executive with Good Reason — No Change in Control

Mr. Debney

Pursuant to his Employment Agreement, if we terminate Mr. Debney’s employment without Good Cause, other than in connection with a Change in Control, death, or disability, or Mr. Debney terminates his employment for Good Reason, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Cash Severance. For a period of 18 months after such termination, the sum of his base salary and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination.

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Healthcare Coverage. For a period of 18 months after such termination, payment of premiums for healthcare coverage, to the extent of his participation in such coverage at the date of termination.

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•	Car Allowance. For a period of 18 months after such termination, his $1,000 per month car allowance.

•	Secretarial Support. For a period of 36 months after such termination, a cash payment in the amount of $10,000 per 12-month period for post-termination secretarial support.

•	Life Insurance Premiums. For a period of 36 months after such termination, payment of premiums on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000.

•

Stock Options. Any stock options that are vested as of the date of such termination will remain exercisable for nine months following such termination, but in no event, beyond their original term. All unvested options will be cancelled.

Mr. Buchanan

Pursuant to his Severance Agreement, if we terminate Mr. Buchanan’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Buchanan terminates his employment for Good Reason, Mr. Buchanan will receive the following payments and benefits, subject to the terms and conditions set out in his Severance Agreement:

•	Cash Severance. His base salary for a period of 12 months after such termination.

•

Pro-rated Cash Bonus. A portion of the cash bonus deemed by the Compensation Committee in its sole discretion to be earned. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination and will be paid at the time such bonuses are paid to our other executives.

Messrs. Cicero and Smith

Pursuant to the Executive Severance Plan, if we terminate Mr. Cicero’s or Mr. Smith’s employment without Good Cause, other than in connection with a Change in Control, death, or disability, or any of them terminates his employment for Good Reason, each executive will receive the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan:

•	Cash Severance. His base salary for a period of 26 weeks.

•

Pro-rated Cash Bonus. A portion of the cash bonus earned in accordance with the applicable bonus plan. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination, and will be paid at the time such bonuses are paid to our other executives.

•

Healthcare Coverage. In the event the executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 26 weeks for the executive and his eligible dependents.

Mr. Murphy

If we terminate Mr. Murphy’s employment without Good Cause, Mr. Murphy will receive the following payment, subject to the agreed upon terms and conditions:

•	Cash Severance. His base salary for a period of six months after such termination.

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EXECUTIVE COMPENSATION

Termination or Resignation in Connection with a Change in Control

Mr. Debney

If Mr. Debney is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Cash Severance. His base salary for a period of 24 months after such termination, and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination, paid over 18 months following such termination.

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Car Allowance. His $1,000 per month car allowance for a period of 24 months after such termination.

•

Healthcare Coverage. At our option, either (x) payment of premiums for healthcare coverage for a period equal to 24 months, to the extent of his participation in such coverage at the date of termination, or (y) reimbursement for COBRA premiums for such coverage through the earlier of 24 months or the COBRA eligibility period.

•	Life Insurance Premiums. Payment of premiums on any then-existing life insurance policy provided by our company, for a period of 36 months after such termination, up to an annual premium of $20,000.

•

Stock-Based Awards. All unvested stock-based compensation held by Mr. Debney in his capacity as an employee on the effective date of the termination and subject to acceleration under the provisions of his Employment Agreement will vest as of the effective date of such termination. Stock options will remain exercisable for nine months following termination, but in no event, beyond their original term.

In addition, certain stock-based compensation held by Mr. Debney in his capacity as an employee that is not subject to the provisions of his Employment Agreement, will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement.

Mr. Buchanan

If Mr. Buchanan is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive the following payments and benefits, subject to the terms and conditions set out in his Severance Agreement:

•

Cash Severance. His base salary for a period of 18 months after such termination, and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination, which will be paid upon the effective date of such termination.

•

Stock-Based Awards. All unvested stock-based compensation held by Mr. Buchanan in his capacity as an employee on the effective date of the termination and subject to acceleration under the provisions of his Severance Agreement will vest as of the effective date of such termination.

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In addition, certain stock-based compensation held by Mr. Buchanan in his capacity as an employee that is not subject to the provisions of his Severance Agreement, will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement.

Messrs. Cicero and Smith

Pursuant to the Executive Severance Plan, if (i) we terminate Mr. Cicero’s or Mr. Smith’s employment during a Potential Change in Control Protection Period or Change in Control Protection Period or (ii) either of them resigns following an Adverse Change in Control Effect, he will receive the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan:

•

Cash Severance. His base salary for a period of 52 weeks and a lump sum cash payment equal to the average of the cash bonuses paid to the executive for each of the two fiscal years immediately preceding the termination or resignation.

•

Stock-Based Compensation. All unvested stock-based compensation held by the executive at the time of the termination or resignation that was granted to the executive in his or her capacity as an employee after the effective date of the Executive Severance Plan will vest as of the effective date of such termination.

•

Healthcare Coverage. In the event the executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 52 weeks for the executive and his or her eligible dependents.

In addition, certain stock-based compensation held by the executive that is not subject to the provisions of the Executive Severance Plan will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement.

Mr. Murphy

If we terminate Mr. Murphy’s employment without Good Cause, including in connection with a Change in Control, Mr. Murphy will receive the following payment, subject to the agreed upon terms and conditions:

•	Cash Severance. His base salary for a period of six months after such termination.

Termination for Good Cause or Resignation Without Good Reason

Mr. Debney

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, Mr. Debney is not eligible to receive any additional payments or benefits if his employment is terminated by us for Good Cause.

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, if Mr. Debney’s employment is terminated by him without Good Reason, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Life Insurance Premiums. Provided that he terminates his employment with at least six months advance notice, payment of premiums for a period of 36 months after such termination on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000.

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EXECUTIVE COMPENSATION

Messrs. Buchanan, Cicero, Smith, and Murphy

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, none of Messrs. Buchanan, Cicero, Smith, or Murphy is eligible to receive any additional payments or benefits if his employment is terminated by us for Good Cause or by him without Good Reason.

Termination by Reason of Death

Mr. Debney

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through life insurance, if Mr. Debney’s employment is terminated by reason of his death, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which termination by reason of death occurs, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

Messrs. Buchanan, Cicero, Smith, and Murphy

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through life insurance, none of Messrs. Buchanan, Cicero, Smith, or Murphy is eligible to receive any payments or benefits if his employment is terminated by reason of his death.

Termination by Reason of Disability

Mr. Debney

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through disability insurance, if Mr. Debney’s employment is terminated by reason of his Disability (as defined in his Employment Agreement), he will receive the following payments or benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Life Insurance Premiums. Payment of premiums on any then-existing life insurance policy provided by our company, for a period of 36 months after such termination, up to an annual premium of $20,000.

Messrs. Buchanan, Cicero, Smith, and Murphy

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through disability insurance, none of Messrs. Buchanan, Cicero, Smith, or Murphy is eligible to receive any payments or benefits if his or employment is terminated by reason of his disability.

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Potential Payments Upon Termination of Employment or Change in Control of our Company

Consistent with our double-trigger philosophy, the Compensation Committee has determined that PSU awards (including PSUs granted in fiscal 2016, 2017, and 2018) will contain provisions providing that the PSUs will convert into a number of RSUs based on the achievement of the original performance objectives as of the date of the Change in Control (as defined in the applicable award agreements) and those RSUs will remain unvested until the earlier of (i) a qualifying termination of employment or (ii) the original vesting date.

The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers in various situations, including termination of employment or a Change in Control of our company. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount our executives would receive if a termination of employment or Change in Control were to occur. In addition to the amounts disclosed in the following section, each executive would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, and would receive any amounts accrued but unpaid through the date of termination. The tables below set forth the estimated benefits each of our named executive officers would receive if the termination of employment or the Change in Control event occurred on April 30, 2018.

P. James Debney

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control		Voluntary Termination Other than with Good Reason		Death		Disability
Compensation:
Cash Severance	$1,944,476	(1)	$2,311,976	(1)	–		–		–
Bonus (2)	$–		$–		–		$–		$–
Equity Awards	–		$2,443,793	(9)	–		–		–
Benefits and Perquisites:
Health and Welfare Benefits	$90,789	(3)	$101,052	(3)	$60,000	(4)	$5,000,000	(5)	$60,000	(6)
Other Benefits	$48,000	(7)	$24,000	(8)	–		–		–

Jeffrey D. Buchanan

Executive Benefits	Termination Not for Cause or Resignation with Good Reason	Termination in Connection with a Qualifying Change in Control
Compensation:
Cash Severance	$403,200	$958,799	(10)
Bonus (2)	$–	$–
Equity Awards	–	$920,843	(9)
Benefits and Perquisites:
Health and Welfare Benefits	–	–
Other Benefits	–	–

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EXECUTIVE COMPENSATION

Robert J. Cicero

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control
Compensation:
Cash Severance	$170,100		$591,871	(11)
Bonus (2)	$–		$–
Equity Awards	–		$525,217	(9)
Benefits and Perquisites:
Health and Welfare Benefits	$10,263	(12)	$20,526	(12)
Other Benefits	–		–

Mark P. Smith

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control
Compensation:
Cash Severance	$169,950		$603,555	(11)
Bonus (2)	$–		$–
Equity Awards	–		$525,217	(9)
Benefits and Perquisites:
Health and Welfare Benefits	$10,263	(12)	$20,526	(12)
Other Benefits	–		–

Brian D. Murphy

Executive Benefits	Termination Not for Cause	Termination in Connection with a Qualifying Change in Control
Compensation:
Cash Severance	$141,625	$141,625
Bonus	$–	$–
Equity Awards	$–	$251,592	(9)
Benefits and Perquisites:
Health and Welfare Benefits	$–	$–
Other Benefits	–	–

(1)

Includes continuation of base salary paid out over 18 months (not in connection with a Change in Control) or 24 months (in connection with a Change in Control), respectively, and an amount equal to the average of Mr. Debney’s cash bonus paid for each of the two fiscal years immediately preceding his termination ($841,976), paid out over 18 months.

(2)

None of our named executive officers received cash incentive compensation for our company-wide or division financial performance as a result of our failure to achieve the pre-established targets set out in our fiscal 2018 Executive Annual Cash Incentive Program.

(3)	Includes reimbursement of premiums for health insurance and disability insurance, and premiums paid by the company on a $5.0 million term life insurance policy.

(4)

If Mr. Debney provides us with more than six months advance notice of his voluntary termination of employment, we will continue to pay the life insurance premiums on any then-existing life insurance policy

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provided by our company, up to an annual premium of $20,000 for 36 months following the termination of his employment.

(5)	Includes the death benefit payable under a $5.0 million term life insurance policy. This money is not paid from our company’s assets.

(6)

Includes continued payment of life insurance premiums on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000, for 36 months following the termination of his employment.

(7)

Includes a $10,000 cash payment per 12-month period for secretarial support for a period of 36 months following Mr. Debney’s termination of employment and a $1,000 per month car allowance for 18 months.

(8)	Includes a $1,000 per month car allowance for 24 months.

(9)

Includes the accelerated vesting of PSUs granted in 2016, 2017, and 2018 calculated on actual performance through April 30, 2018. Based on the actual performance through April 30, 2018, we estimated that no shares would accelerate for the 2016 and 2017 awards. Because of the timing of the 2018 award, we estimated that the performance of our stock equaled the performance of the RUT, therefore, resulting in the minimum payout of 37% of the target award.

(10)

Includes continuation of base salary paid out over 18 months and an amount equal to the average of Mr. Buchanan’s cash bonus paid for each of the two fiscal years immediately preceding his termination ($353,999), paid out in a lump sum.

(11)

Includes continuation of base salary paid out over 12 months, and an amount equal to the average of the executive’s cash bonus paid for each of the two fiscal years immediately preceding his termination (for Mr. Cicero, $251,671; for Mr. Smith, $263,655), paid out in a lump sum.

(12)	Includes reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 26 or 52 weeks, as applicable, for the executive and his eligible dependents.

2011 Employee Stock Purchase Plan

Our 2011 Employee Stock Purchase Plan is intended to provide a method whereby our employees have an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock through accumulated voluntary payroll deductions, thereby enhancing employee interest in our continued success. The plan was adopted by our Board of Directors, subject to approval by our stockholders, who approved the plan in September 2011. Our Board of Directors amended the plan in March 2012. There were 4,972,344 shares of our common stock reserved for issuance under the plan as of April 30, 2018. The plan is currently administered by our Board of Directors. Under the plan’s terms, however, our Board of Directors may appoint a committee to administer the plan, which we refer to as the Plan Committee. The plan grants broad authority to our Board of Directors or the committee to administer and interpret the plan.

The plan permits eligible employees to authorize payroll deductions that will be utilized to purchase shares of our common stock during a series of consecutive 12-month offering periods, with two six-month purchase or exercise periods within the offering periods. Employees may purchase shares of common stock pursuant to the plan at a favorable price and possibly with favorable tax consequences. All employees of our company or of those subsidiaries designated by our Board of Directors who are regularly scheduled to work at least 20 hours per week for more than five months per calendar year are eligible to participate in any of the plan’s purchase periods. However, an employee will not be granted an option under the plan if immediately after the grant, such employee would own common stock, including outstanding options to purchase common stock under the plan, possessing 5% or more of the total combined voting power or value of our common stock, or participation in the plan would permit such employee’s rights to purchase our common stock under all of our employee stock purchase plans to exceed $25,000 in fair market value (determined at the time the option is granted) of our common stock for each calendar year in which such option is outstanding.

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The plan will be implemented in a series of successive offering periods, each with a maximum duration of 12 months. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of a 12-month offering period, then that offering period will automatically terminate, and a new 12-month offering period will begin on the next business day. Each offering period will begin on the April 1 or October 1, as applicable, immediately following the end of the previous offering period.

Upon enrollment in the plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 20% (or such greater percentage as the Plan Committee may establish from time to time before the first day of an offering period) of the participant’s eligible compensation on each payroll date. Unless the participant withdraws from the plan, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan. To the extent necessary to comply with Section 423 of the Code, the Plan Committee may reduce a participant’s payroll deduction percentage to 0% at such time during any purchase period scheduled to end during the current calendar year when the participant’s aggregate payroll deductions for the calendar year exceeds $25,000 multiplied by the applicable percentage (i.e., 85%).

Under the plan, the maximum number of shares that a participant may purchase during any exercise period is 12,500 shares. In addition, the IRS has established a calendar year maximum purchase equal to a total value of $25,000 in shares, based on the fair market value on the first day of the exercise period. A participant will have no interest or voting right in shares of our common stock covered by the participant’s option until such option has been exercised. No interest is paid on funds withheld, and those funds are used by our company for general operating purposes.

The plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the Plan Committee. In the event of a merger or a sale of all or substantially all of our company’s assets, each option under the plan will be assumed or an equivalent option substituted by the successor corporation, unless the Plan Committee, in its sole discretion, accelerates the date on which the options may be exercised.

The plan will remain in effect until the earliest of (a) the exercise date that participants become entitled to purchase a number of shares greater than the number of reserved shares available for purchase under the plan, (b) such date as is determined by the Board of Directors in its discretion, or (c) March 31, 2022.

The Board of Directors or the Plan Committee may amend the plan at any time, provided that such amendment may not adversely affect the rights of any participant with respect to previously granted options and the plan may not be amended if such amendment would in any way cause rights issued under the plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, the Board of Directors will obtain stockholder approval for an amendment.

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Our stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the plan. If any option granted under the plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the plan.

2004 Incentive Stock Plan

Our 2004 Incentive Stock Plan was designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. Under the plan, we were permitted to grant stock options, restricted stock, RSUs, stock appreciation rights, stock bonuses, and other stock awards. The persons eligible to receive awards under the plan consisted of officers, directors, employees, and independent contractors. Upon the approval by our stockholders of our 2013 Incentive Stock Plan in September 2013, we ceased making new grants under the 2004 Incentive Stock Plan.

There were outstanding issued but unexercised options to acquire 316,160 shares of our common stock at an average exercise price of $6.69 per share under the plan as of April 30, 2018. There were issued and outstanding 9,000 undelivered RSUs under the plan as of April 30, 2018.

2013 Incentive Stock Plan

Our 2013 Incentive Stock Plan was adopted by our Board of Directors in August 2013 and approved by our stockholders in September 2013. The plan is designed to assist us and our subsidiaries and other designated affiliates, which we refer to as Related Entities, in attracting, motivating, retaining (including through designated retention awards), and rewarding high-quality executives, employees, officers, directors, and individual consultants who provide services to us or our Related Entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

Under the plan, we may grant stock options, SARs, restricted stock, RSUs, shares granted as a bonus or in lieu of another award, dividend equivalents, and other stock-based awards or performance awards. The persons eligible to receive awards under the plan consist of officers, directors, employees, and consultants who are natural persons providing bona fide services to our company or any Related Entity and whose services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for shares of our common stock. However, incentive stock options may be granted under the plan only to employees of our company, or any parent corporation or subsidiary corporation of our company, including our officers who are employees. There were no outstanding issued but unexercised options to acquire shares of our common stock under the plan as of April 30, 2018. There were issued and outstanding 1,433,316 undelivered RSUs and PSUs under the plan as of April 30, 2018. The material features of the plan are outlined below.

Shares available for awards; adjustments. The number of shares of common stock available for issuance under the plan is 3,000,000 shares, plus any shares that were reserved and remained available for grant and delivery under our 2004 Incentive Stock Plan as of the date the plan became effective. Any shares that are subject to an award under the plan will be counted against this limit as one share for every one share granted.

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If any shares subject to (i) any award under the plan, or after the effective date of the plan, shares subject to any awards granted under the 2004 Incentive Stock Plan, are forfeited, expire, or otherwise terminate without issuance of such shares, or (ii) any award under the plan, or after the effective date of the plan, shares subject to any award granted under the 2004 Incentive Stock Plan, that could have been settled with shares is settled for cash or otherwise does not result in the issuance of all or a portion of the shares, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, cash settlement, or non-issuance, again be available for delivery with respect to awards under the plan.

Any share that again becomes available for delivery pursuant to the provisions described above will be added back as one share.

The administrator of the plan is authorized to adjust the limitations on the number of shares of common stock available for issuance under the plan and the individual limitations on the amount of certain awards (other than the $100,000 limitation described above with respect to incentive stock option awards) and will adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) to the extent it deems equitable in the event that any extraordinary dividend or other distribution (whether in cash, shares of common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate.

Administration. The plan is to be administered by the Compensation Committee of our Board of Directors; provided, however, that if our Board of Directors fails to designate a compensation committee or if there are no longer any members on the compensation committee so designated by our Board of Directors, or for any other reason determined by our Board of Directors, then our Board of Directors will serve as the Committee. Subject to the terms of the plan, the Committee is authorized to select eligible persons to receive awards, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the plan, construe and interpret the plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the plan.

Stock options and stock appreciation rights. The Committee is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR are determined by the Committee, provided that the exercise price per share of an option and the grant price per share of a SAR will be no less than 100% of the fair market value of a share of common stock on the date such option or SAR is granted. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of our company or any parent company (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a share of common stock on the date such ISO is granted.

The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the Committee, except that no option or SAR may

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have a term exceeding ten years, and no ISO granted to a 10% owner (as described above) may have a term exceeding five years (to the extent required by the Code at the time of grant). Methods of exercise and settlement and other terms of options and SARs are determined by the Committee. The Committee, thus, may permit the exercise price of options awarded under the plan to be paid in cash, shares, other awards or other property (including loans to participants).

Restricted stock. The Committee is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock, which are subject to such risks of forfeiture and other restrictions as the Committee may impose, including time or performance restrictions or both. A participant granted restricted stock generally has all of the rights of a stockholder of our company (including voting and dividend rights), unless otherwise determined by the Committee.

Restricted stock units. The Committee is authorized to grant RSUs. An award of RSUs confers upon a participant the right to receive shares of common stock or cash equal to the fair market value of the specified number of shares covered by the RSUs at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Prior to settlement, an award of RSUs carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted.

Dividend equivalents. The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards, or otherwise as specified by the Committee.

Shares granted as a bonus or in lieu of another award. The Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards authorized under the plan in lieu of our obligations to pay cash under the plan or other plans or compensatory arrangements.

Other stock-based awards. The Committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Committee determines the terms and conditions of such awards.

Performance awards. The Committee is authorized to grant performance awards to participants on terms and conditions established by the Committee. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares of common stock or other property, or any combination thereof, as determined by the Committee.

Other terms of awards. Awards may be settled in the form of cash, shares of common stock, other awards, or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place

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EXECUTIVE COMPENSATION

cash, shares of common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the plan. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers subject to any terms and conditions the Committee may impose thereon.

Acceleration of vesting; change in control. Subject to certain limitations contained in the plan, including those described in the following paragraph, the Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award. In the event of a “change in control” of our company, as defined in the plan, any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will not lapse, and any performance goals and conditions applicable to an award will not be deemed to have been met, as of the time of the change in control, unless either (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the plan. In the event of a change in control and either, (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the plan, the applicable award agreement may provide that any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will lapse, and any performance goals and conditions applicable to an award shall be deemed to have been met, as of the time of the change in control. If the award continues to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control, or the successor company assumes or substitutes for the applicable award, as determined in accordance with the plan, the applicable award agreement may provide that with respect to each award held by such participant at the time of the change in control, in the event a participant’s employment is terminated without “cause” by our company or any Related Entity or by such successor company or by the participant for “good reason,” as those terms are defined in the plan, within 24 months following such change in control, any restrictions, deferral of settlement, and forfeiture conditions applicable to each such award will lapse, and any performance goals and conditions applicable to each such award will be deemed to have been met, as of the date on which the participant’s employment is terminated.

Amendment and termination. Our Board of Directors may amend, alter, suspend, discontinue, or terminate the plan or the Committee’s authority to grant awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted; provided that, except as otherwise permitted by the plan or an award agreement, without the consent of an affected participant, no such action by our Board of Directors may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. The plan will terminate at the earliest of (i) such time as no shares of common stock remain available for issuance under the plan, (ii) termination of the plan by our Board of Directors, or (iii) the tenth anniversary of the effective date of the plan.

56	2018 Proxy Statement

EXECUTIVE COMPENSATION

CEO Pay Ratio

For the fiscal year ended April 30, 2018, the median of the annual total compensation of all employees of our company (other than our President and Chief Executive Officer) was $51,911, and the annual total compensation of our President and Chief Executive Officer was $2,228,938. Based on this information, for fiscal 2018, the ratio of the annual total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all other employees was estimated to be 43:1.

We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

We selected March 31, 2018, the closest calendar quarter to our April 30, 2018 fiscal year end, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner.

To identify the “median employee,” we considered the prior trailing 12 months of W-2 wages as of March 31, 2018 for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees. We have estimated the median of the annual salary of our employees, excluding Mr. Debney, to be $47,320.

Using this measure, we identified a “median employee” who is a full-time, salaried employee located in Springfield, Massachusetts. Once we identified this median employee, we totaled all of the elements of the employee’s compensation for fiscal year 2018 in accordance with the requirements of the applicable rules of the SEC, and consistent with the calculation of total compensation of our CEO in the summary compensation table above. This resulted in an annual total compensation of $51,911.

2018 Proxy Statement	57

DIRECTOR COMPENSATION

The Compensation Committee, with advice from its independent compensation consultant, determines, or recommends to our Board of Directors for determination, the compensation of our Board of Directors. We currently pay each non-employee director an annual retainer in the amount of $70,000. We also pay additional sums to our Chairman of the Board, Vice Chairman of the Board, Chairs of our Board Committees, and members of our Board Committees as follows:

Chairman of the Board	$37,500
Vice Chairman of the Board	$23,000
Chair, Audit Committee	$25,000
Chair, Compensation Committee	$25,000
Chair, Nominations and Corporate Governance Committee	$12,000
Non-Chair Audit Committee Members	$8,000
Non-Chair Compensation Committee Members	$5,000
Non-Chair Nominations and Corporate Governance Committee Members	$3,500

In addition, each member of the Audit Committee receives an additional $1,500 per Audit Committee meeting attended in excess of seven meetings per year; each member of the Compensation Committee receives an additional $1,500 per Compensation Committee meeting attended in excess of six meetings per year; and each member of the Nominations and Corporate Governance Committee receives an additional $1,500 per Nominations and Corporate Governance Committee meeting attended in excess of four meetings per year. We also reimburse each director for travel and related expenses incurred in connection with attendance at Board of Director and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.

Each non-employee director receives a stock-based grant to acquire shares of our common stock on the date of his or her first appointment or election to our Board of Directors. Each non-employee director also receives a stock-based grant at the meeting of our Board of Directors held immediately following our annual meeting of stockholders for that year. Stock-based grants were in the form of RSUs for 3,802 shares of common stock, 3,112 shares of common stock, and 5,414 shares of common stock in fiscal 2016, 2017, and 2018, respectively, except in the case of Ms. Britt, who was appointed as a director in February 2018 and received RSUs for 9,514 shares of common stock at the time of her appointment. The RSUs vest one-twelfth each month, and the delivery of the underlying shares generally will not be made until the first anniversary of the final vesting date of the award.

The following table sets forth the compensation paid by us to each non-employee director for the fiscal year ended April 30, 2018. Mr. Debney does not receive any compensation for service on our Board of Directors.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)		All Other Compensation		Total
Barry M. Monheit	$122,000	$85,000		$–		$207,000
Robert L. Scott	$98,000	$85,000		$41,450	(4)	$224,450
Anita D. Britt	$18,339	$99,992	(5)	$3,302	(6)	$121,633
Robert H. Brust	$95,000	$85,000		$–		$180,000
John B. Furman	$107,500	$85,000		$–		$192,500
Gregory J. Gluchowski, Jr.	$92,708	$85,000		$–		$177,708
Michael F. Golden	$70,000	$85,000		$1,188	(7)	$156,188
Mitchell A. Saltz	$70,000	$85,000		$55,000	(4)	$210,000
I. Marie Wadecki	$101,000	$85,000		$–		$186,000

58	2018 Proxy Statement

DIRECTOR COMPENSATION

(1)

As of April 30, 2018, each of the non-employee directors had the following number of stock awards outstanding, which represent undelivered shares underlying vested RSUs: Mr. Monheit (11,526); Mr. Scott (11,526); Ms. Britt (9,514); Mr. Brust (8,526); Mr. Furman (8,526); Mr. Gluchowski (8,526); Mr. Golden (8,526); Mr. Saltz (8,526); and Ms. Wadecki (11,526). As of April 30, 2018, each of the non-employee directors had the following number of stock options outstanding: Mr. Monheit (20,000); Mr. Scott (30,000); Ms. Britt (0); Mr. Brust (0); Mr. Furman (40,000); Mr. Gluchowski (0); Mr. Golden (10,000); Mr. Saltz (0); and Ms. Wadecki (0).

(2)	All fees were paid in cash.

(3)

The amounts shown in this column represent the grant date fair value for stock awards granted to the directors calculated in accordance with ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2018.

(4)	Consists of reimbursement of medical coverage costs for Mr. Scott and an estimate of previously unpaid medical coverage costs for Mr. Saltz.

(5)

Ms. Britt was appointed as a director in February 2018. Ms. Britt received RSUs for 9,514 shares of common stock upon her appointment to the Board of Directors, which vest one-twelfth on each monthly anniversary date of grant, all of which will be delivered on the one-year anniversary of the date of grant.

(6)	Consists of costs for certain products provided without cost.

(7)	Consists of costs for spousal travel to attend company-related business functions.

We lease 3,000 square feet of office space in Scottsdale, Arizona, which has offices for certain senior personnel in our investor relations and finance departments as well as office space for our Board of Directors. The lease expires on April 30, 2021. The office and the secretarial support services provided at that location also satisfy the requirements to maintain a Scottsdale office and provide secretarial support contained in our December 5, 2003 severance agreement entered into with Mr. Saltz in connection with his resignation as an executive officer of our company.

We maintain stock ownership guidelines for our directors and executive officers. For more detailed information regarding our stock ownership guidelines, see “Corporate Governance — Stock Ownership Guidelines.”

2018 Proxy Statement	59

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our equity compensation plans as of April 30, 2018.

Plan Category	(a) Number of Securities to be Issued Upon Delivery of Shares for Restricted Stock Units	(b) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(c) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (1)	(d) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity Compensation Plans Approved by Stockholders	1,442,316	316,160	$6.69	9,718,493
Equity Compensation Plans Not Approved by Stockholders	–	–	–	–
Total	1,442,316	316,160	$6.69	9,718,493

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(2)

Under our 2013 Incentive Stock Plan, an aggregate of 6,551,076 shares of our common stock was authorized for issuance pursuant to awards granted under such plan. The number of available shares will be increased by the number of shares with respect to which awards previously granted under such plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. As of April 30, 2018, the aggregate number of shares of our common stock available for issuance pursuant to awards under the 2013 Incentive Stock Plan was 4,746,149. Our 2011 Employee Stock Purchase Plan authorizes the sale of up to 6,000,000 shares of our common stock to employees. As of April 30, 2018, there were 4,972,344 shares of common stock reserved for issuance under our 2011 Employee Stock Purchase Plan.

60	2018 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee, consisting of four independent directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined in applicable Nasdaq and SEC rules.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accountant is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent registered public accountant. The committee discussed with the independent registered public accountant the matters required to be discussed by the Public Company Accounting Oversight Board. This included a discussion of the independent registered public accountant’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent registered public accountant written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the committee concerning independence. The committee also discussed with the independent registered public accountant their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accountant.

The committee discussed with the independent registered public accountant the overall scope and plans for its audit. The committee met with the independent registered public accountant, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held five meetings during the fiscal year ended April 30, 2018.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended April 30, 2018 for filing with the SEC.

The report has been furnished by the Audit Committee of our Board of Directors.

Robert H. Brust, Chairman

Anita D. Britt

John B. Furman

I. Marie Wadecki

2018 Proxy Statement	61

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such reports received by us during the fiscal year ended April 30, 2018, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year.

62	2018 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares as of August 2, 2018 by (1) each director, nominee for director, and named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

Name of Beneficial Owner (1)	Number of shares (2)		Percent (2)
Directors and Executive Officers:
P. James Debney	546,076	(3)	1.00%
Jeffrey D. Buchanan	86,831	(4)	*
Robert J. Cicero	31,463	(5)	*
Mark P. Smith	30,520	(6)	*
Brian D. Murphy	6,518	(7)	*
Anita D. Britt	5,549	(8)	*
Robert H. Brust	8,526	(9)	*
John B. Furman	62,834	(10)	*
Gregory J. Gluchowski, Jr.	19,566	(9)	*
Michael F. Golden	278,931	(11)	*
Barry M. Monheit	74,662	(12)	*
Mitchell A. Saltz	69,328	(13)	*
Robert L. Scott	92,862	(14)	*
I. Marie Wadecki	41,100	(15)	*
All directors and executive officers as a group (14 persons)	1,354,766	(16)	2.47%

Other significant stockholders:
BlackRock, Inc.	6,012,767	(17)	11.06%
Invesco Ltd.	4,858,400	(18)	8.93%
The Vanguard Group	4,508,410	(19)	8.29%

*	Percentage of ownership of less than one percent.

(1)

Except as otherwise indicated, each person named in the table has the sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o American Outdoor Brands Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104.

(2)

The number of shares beneficially owned by each person or entity is determined under the rules promulgated by the SEC taking into effect shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The number of shares shown includes, when applicable, shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose shares such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 54,384,399 shares outstanding on August 2, 2018. The numbers and percentages shown include shares actually owned on August 2, 2018, shares that the identified person or group had the right to acquire within 60 days of such date, and shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of August 2, 2018 upon the exercise of options or the delivery of RSUs or PSUs and all shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares stock owned by any other person or group.

(3)	Includes (a) 160,667 shares issuable upon exercise of vested stock options; and (b) 40,935 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

2018 Proxy Statement	63

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(4)	Includes 16,811 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(5)	Includes 9,627 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(6)	Includes 9,636 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(7)	Consists of 6,518 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(8)	Consists of 5,549 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(9)

Consists of (a) 3,112 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (b) 5,414 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date.

(10)

Includes (a) 40,000 shares issuable upon exercise of vested stock options; (b) 3,112 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (c) 5,414 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date.

(11)

Includes (a) 10,000 shares issuable upon exercise of vested stock options; (b) 3,112 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (c) 5,414 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date.

(12)

Includes (a) 20,000 shares issuable upon exercise of vested stock options; (b) 3,112 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; (c) 5,414 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date; and (d) 3,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board. The shares are held by Barry M. Monheit, Trustee, SEP PROP Monheit Family Trust U/A Dtd 7/16/2002.

(13)

Includes (a) 3,112 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (b) 5,414 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date. The shares are held by Stockbridge Enterprises, L.P., of which Mr. Saltz is the Manager.

(14)

Includes (a) 30,000 shares issuable upon exercise of vested stock options; (b) 3,112 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; (c) 5,414 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date; and (d) 3,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board.

(15)

Includes (a) 3,112 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; (b) 5,414 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date; and (c) 3,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board.

(16)

Includes (a) 260,667 shares issuable upon exercise of vested stock options; (b) 24,896 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; (c) 132,388 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date; and (d) 9,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board.

(17)

Based on the statement on Amendment No. 9 to Schedule 13G filed with the SEC on January 19, 2018, BlackRock, Inc. has sole voting power over 5,919,532 shares and sole dispositive power over 6,012,767 shares. The address of BlackRock, Inc. is 55 East 52 nd Street, New York, NY 10055.

64	2018 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(18)

Based on the statement on Schedule 13G filed with the SEC on February 14, 2018, Invesco Ltd. has sole voting and dispositive power over 4,858,400 shares. The address of Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(19)

Based on the statement on Amendment No. 8 to Schedule 13G filed with the SEC on February 12, 2018, The Vanguard Group has sole voting power over 104,467 shares; shared voting power over 3,196 shares; sole dispositive power over 4,405,456 shares; and shared dispositive power over 102,954 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

2018 Proxy Statement	65

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company. We have a policy that we will not enter into any such transaction unless the transaction is determined by our disinterested directors to be fair to us or is approved by our disinterested directors or by our stockholders. Any determination by our disinterested directors is based on a review of the particular transaction, applicable laws and regulations, policies of our company (including those set forth above under “Corporate Governance” or published on our website), and the listing standards of Nasdaq. As appropriate, the disinterested directors of the applicable committees of the Board of Directors shall consult with our legal counsel or Internal Auditor.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

66	2018 Proxy Statement

PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, our Chief Financial Officer, and our three other executive officers as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement. Our philosophy with respect to executive compensation is to pay base salaries to our executive officers at levels that enable us to attract, motivate, and retain highly qualified executives. Our executive compensation program is designed to link annual performance-based cash incentive compensation to the achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals, but also, in some cases, on individual objectives that contribute to our long-term goal of building stockholder value. Similarly, our executive compensation program is designed so that stock-based compensation focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate in an amount equal to or above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates in an amount equal to or above certain levels. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the Compensation Discussion and Analysis included in this proxy statement and the executive compensation tables for more information.

Base Salaries. We target base salaries at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. We increased the base salaries of our Chief Executive Officer, Chief Financial Officer, and other named executive officers in fiscal 2018.

We maintain a performance-based cash incentive compensation program. We annually establish a performance-based cash incentive compensation program for our executive officers. In establishing a cash incentive compensation program for any particular year or period, we focus on achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals. In some cases, we also consider individual objectives, responsibilities, and performance. Our performance-based cash incentive compensation program results in a substantial portion of our executives’ potential total cash compensation being at risk. In practice, we have paid incentive compensation to our named executive officers for only two of the last three fiscal years. None of our executive officers received cash incentive compensation for our company-wide financial performance as a result of our failure to achieve the pre-established targets set out in our fiscal 2018 Cash Incentive Compensation Program. Mr. Murphy was our only executive officer to receive discretionary cash incentive compensation of $160,000 in fiscal 2018 related to his roles and responsibilities as President of our Outdoor Products & Accessories division.

Our stock-based compensation program is designed to align the interests of our management and the interests of our stockholders. We strongly believe in tying executive rewards directly to our

2018 Proxy Statement	67

PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

long-term success and focusing our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates above certain levels. Our stock-based compensation consists primarily of RSUs and PSUs. We generally set the vesting schedule for RSUs over multiple year periods to encourage executive retention. In fiscal 2015, the Compensation Committee increased the vesting schedule from ratably over three years to ratably over four years. We generally establish multi-year performance requirements for the vesting of PSUs to reward long-term company performance. As described in the “Compensation Discussion and Analysis” section, it is our practice to grant stock-based compensation to our executive officers prior to the beginning of the applicable fiscal year.

The Compensation Committee adopted stock holding requirements for the shares underlying outstanding stock-based awards granted to our executive officers in fiscal 2016, 2017, and 2018 so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of each applicable vesting date and instituted a value cap on PSUs granted in fiscal 2016, 2017, and 2018 that limits the dollar value, determined as of the vesting date, of the shares that can be delivered to a maximum of 600% of the grant date value.

Independent Compensation Consultant. The Compensation Committee retains and works closely with Compensia, an independent national compensation consulting firm, in the design and implementation of its annual executive compensation program. Compensia provides no other services to our company.

Board Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, executive compensation tables, and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on our company, our Board of Directors, or our Compensation Committee. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

68	2018 Proxy Statement

PROPOSAL THREE– RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Our Audit Committee has appointed Deloitte & Touche LLP to audit the consolidated financial statements of our company for the fiscal year ending April 30, 2019 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by our independent registered public accountant is compatible with maintaining their independence and has determined that Deloitte & Touche LLP’s independence is not compromised by providing such services.

Audit Fees and Audit-Related Fees

The aggregate fees billed to our company by Deloitte & Touche LLP for the fiscal years ended April 30, 2017 and 2018 are as follows:

	2017	2018
Audit Fees	$1,120,500	$1,012,500
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–
Total	$1,120,500	$1,012,500

Audit services for fiscal 2017 and 2018 consisted of the audit of our consolidated financial statements, the audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and the review of our quarterly financial statements.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audits, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accountant. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accountant, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate the pre-approval of services to be performed by the independent registered public accountant to management.

Our Audit Committee requires that the independent registered public accountant, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

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PROPOSAL THREE–RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

All of the services provided by Deloitte & Touche LLP described above under the caption “Audit-Related Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF OUR COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2019.

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PROPOSAL FOUR – STOCKHOLDER PROPOSAL

The Sisters of the Holy Names of Jesus and Mary, U.S.-Ontario, or the Proponent, has notified the company that they intend to present the following proposal at the Annual Meeting. Identical proposals were received from other stockholders after the Proponent. The proposal, as submitted, reads as follows:

RESOLVED: Shareholders request the Board of Directors issue a report by February 8, 2019, at reasonable expense and excluding proprietary information, on the company’s activities related to gun safety measures and mitigation of harm associated with gun products, including the following:

•	Evidence of monitoring of violent events associated with products produced by the company.

•	Efforts underway to research and produce safer guns and gun products.

•	Assessment of the corporate reputational and financial risks related to gun violence in the U.S.

SUPPORTING STATEMENT:

Gun violence is a public health crisis with extraordinary human and financial costs. Given our commitment to safety and responsibility, it is imperative that we assess all options for decreasing the societal impact of gun violence and mitigate financial and reputational risks for the company.

The Gun Violence Archive’s recent research found gun homicides up 12% and gun injuries up 50% year-after-year from 2014-2017.

A recent Harvard and Northeastern University Study approximated 265 million guns in the U.S. with a population of only 242 million adults—more than one gun per adult. It further found that 55 million Americans own guns and 3% of the population own half the total number of guns in the country, averaging 17 per super owner.

The New England Journal of Medicine published research demonstrating that living in a home with guns increased the risk of homicide by 40 to 170% and the risk of suicide by 90 to 460%.

An estimated 1.69 million children live in a home with firearms according to research published in the Journal of Pediatrics. Research in the Archives of Pediatric and Adolescent Medicine found 29% of parents with children 12 years or younger, and 42% of parents with children ages 13 to 17 have unlocked firearms in the home.

Despite being a contentious issue, a recent Quinnipiac Poll shows public support for sensible gun policy at all-time high. Background checks are now favored by 95% of the population likely to vote. Survey participants also supported: A ban on sales of assault weapons (65%); a ban on sales of guns to people convicted of a violent crime (91%); banning gun modifications that convert weapons to fully automatic capabilities (74%) and stricter regulations on ammunition sales (62%).

With efforts to bring smart guns to the U.S. have been unsuccessful to date, the technology exists and there is reason to believe they could significantly reduce accidental shootings and suicides. Additionally, a recent study in the American Journal of Public Health found that almost 70% of Americans would be willing to buy a smart gun when considering a purchase.

According to the Violence Policy Center, since 1984 American Outdoor Brands (Smith and Wesson) products have been used in 5 mass shootings, responsible for killing 43 people and

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PROPOSAL FOUR –STOCKHOLDER PROPOSAL

wounding 80 more. Evidence shows that the American public, in ever greater numbers, is demanding safer guns and responsible firearm manufacturers.

We urge shareholders to vote for this proposal.

The Proponent owns 200 shares of our common stock. The Proponent’s address is: Vicki L. Cummings, Chief Financial Officer, Finance Office, U.S.-Ontario Province Administrative Center, PO Box 398, Marylhurst, OR 97036.

Board of Directors Recommendation

The Board of Directors strongly recommends a vote “AGAINST” the above proposal. The Proponent’s resolution asks us to provide a report to stockholders on our gun safety measures and activities to mitigate harm associated with gun products as well as all associated reputational risks to us. For the reasons explained below, we do not believe that a report from us would in any way advance gun safety, mitigate criminal gun violence, or better educate our stockholders with respect thereto. In fact, the preparation of a report from us as requested by the Proponent would be redundant, and therefore an unnecessary undertaking and expense. This is so because, as we disclose each year in considerable detail in our Annual Report on Form 10-K, the company is subject to and in compliance with numerous federal and state regulations applicable to firearm manufacturers. Moreover, our publicly available SEC reports prominently disclose the company’s corporate reputational and financial risks of being a firearm manufacturer.

The Proponent first proposes that we monitor violent events associated with our firearms. While our products are used lawfully and safely the vast majority of the time, we are aware that a very small percentage of the population sometimes engages in horrible, criminal acts with firearms, including those manufactured by us and our competitors. However, the Proponent’s request that we monitor the illegal use of our firearms is misguided since doing so would be ineffective in preventing such misuse. In addition, such monitoring by us is not realistic or feasible. We lawfully sell our firearm products to federally licensed distributors, large retailers, and cooperative buying groups. We do not transfer any firearms to consumers; rather, all firearms sold by us are transferred to a consumer through a federally licensed retailer that completes all requisite federal and state forms and background checks. As a practical matter, it is no more realistic or feasible for us to monitor whether our legal firearms are used in criminal ways than it is for a car manufacturer to monitor how often a drunken driver causes a tragic accident with one of its vehicles or for a mobile phone company to monitor whether its mobile devices are used in terrorist activities. In fact, it likely would be easier for those companies given the limited history of their products. In contrast, we have been in business for 166 years, with our firearms in the stream of commerce since 1852.

Contrary to the Proponent’s approach, and as we make very clear publicly, we follow procedures and practices that are more focused and effective to achieve the ends suggested. We work very closely with the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives, or ATF, and other law enforcement agencies to help trace firearms used in crimes. This is done in the context of a confidential law enforcement investigation. On average, we receive over 11,000 requests per year from the ATF to trace firearms allegedly used in crimes. We respond to each trace request from the ATF within 24 hours. We advise the ATF whether we made the firearm, when it was made, to whom in our distribution channel we sold the firearm, and when we sold it. We do not have in our records, and therefore we cannot provide to the ATF, any information about who may have purchased the firearm at retail or in any other subsequent transaction. Because we do not have any such records, the Proponent’s proposal that we monitor the criminal misuse of our firearms is unfeasible, unrealistic, and unhelpful, and would in no way further the goal of reducing the societal misuse and criminal violence associated with the illegal use of firearms.

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PROPOSAL FOUR –STOCKHOLDER PROPOSAL

The Proponent next proposes that we report on any efforts we have underway to research and produce safer firearms. Although, as the Proponent concedes, we cannot and will not disclose confidential and proprietary R&D efforts, it is a well-known fact that we have a long history of supporting and promoting the safe use of firearms. A report is not needed for our stockholders to know that our firearms contain many innovative safety features. We were among the first firearm companies to voluntarily provide a cable-style firearm safety lock included in the box with every firearm we make. We are a contributing author to a nationally known firearms safety instruction manual, a sponsor of hunter education and firearms safety programs, a trainer of firearms safety to both instructors and firearm owners, a contributor to the Scholastic Shooting Sports Foundation, and a sponsor of firearms safety and shooting clinics for women. We also support, through the National Shooting Sports Foundation, several highly successful initiatives that promote firearm safety and compliance with firearm laws, such as ”Project Childsafe,” the largest, most comprehensive firearm safety education program in the United States that has distributed more than 37 million firearm safety kits to firearm owners; “Don’t Lie for the Other Guy,” a national campaign launched in 2000 in partnership with the ATF and other federal agencies to prevent prohibited persons from possessing firearms through “straw purchases”; “Suicide Prevention,” a partnership with the American Foundation for Suicide Prevention to develop a first-of-its-kind national plan to provide educational resources for suicide prevention and firearms; “Operation Secure Store,” a program designed to reduce the number of firearms stolen from federally licensed retailers; “Own It? Respect It. Secure It,” an ongoing platform that provides industry members tools to promote and encourage firearm safety and the safe storage of firearms; and firearm safety literature and videos including Firearms Responsibility in the Home, Firearms Safety Depends on You, and Firearms Safety in Vehicles.

In the Proponent’s supporting statement, it appears that the primary intent of its resolution is to force us to report on “authorized user recognition” or so-called “smart gun” technology. The Proponent suggests, without any empirical data or other substantive support, that certain smart gun technology could reduce accidental shootings and suicides. We disagree strongly with the Proponent’s claim and its statistics regarding proposed usage. In fact, according to a recent report, smart gun technology, if available, could lull a user into a false sense of security, potentially resulting in more injuries not fewer. See Authorized User Recognition Technology Fast Facts published by the National Shooting Sports Foundation, www.nssf.com. The smart gun concept has been discussed since the mid-1990s when it was conceived of as a technological response to law enforcement officers having been injured or killed when a criminal wrestled the officer’s firearm away and used it against the officer. According to a 2013 National Institute of Justice review, the technology has not been fully developed and a safe and reliable product incorporating the technology is not available today. Despite considerable research, including at least $12.6 million in funding by the United States Department of Justice and additional research by firearms manufacturers, the technology remains in the prototype stage. Indeed, it is telling that no federal or state law enforcement agency in the United States employs such technology. According to a survey conducted by McKeon & Associates in 2013, 81% of those surveyed would not likely be willing to or would not purchase a smart gun.

To be clear, we are certainly not opposed to the development and commercialization of reliable smart gun technology. However, there are laws in effect today in certain states and cities that would ban all firearms other than smart gun firearms if and when such technology becomes available. We are strongly opposed to any such legislation that would require the use of such technology, especially when it is not yet proven safe and reliable.

For the foregoing reasons, we do not invest in R&D for smart gun technology. In addition, we are a manufacturing company, not a technology company. We are not-well situated to identify, hire, and train personnel with the requisite knowledge and expertise to invent and develop such technology,

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PROPOSAL FOUR –STOCKHOLDER PROPOSAL

and we are not in position to compete with domestic and international technology companies who are far more knowledgeable with respect to this area and who dedicate a substantial portion of their human and financial resources to product testing, ultimately developing and seeking patent protection for such technologies. In fact, to divert significant human and financial resources to these initiatives would be irresponsible when the most recent market research shows there is very little interest or desire among firearm consumers for “smart gun” products, even if they were ultimately developed and proven to be safe, reliable and commercially available.

Finally, Proponent’s resolution would require an assessment from us of the corporate reputational and financial risks related to gun violence. Again, such a report is unnecessary and redundant as we have set forth in detail in our Annual Report on Form 10-K all material risks that we believe are relevant to our business.

Absent from the Proponent’s statement on the criminal misuse of firearms and the violence associated with such misuse are any proposed solutions addressing the real root causes of gun violence. We support a comprehensive discussion regarding preventing violence in our communities, and we are committed to reviewing all reasonable proposals with an open mind. The solution, however, is not a “report” on violent events associated with the illegal use of firearms or an assessment of the reputational and financial risks associated with being a manufacturer of firearms. Such a “report” will do nothing to make our communities safer. Rather, we believe that the most effective way to reduce such violence is to vigilantly enforce existing laws, address the challenges of acute mental illness in our society, and improve the FBI’s National Instant Criminal Background System, the very purpose of which is to prevent unauthorized access to firearms by irresponsible persons and those not qualified to possess them. On March 6, 2018, we posted on our website a comprehensive response to similar questions raised by BlackRock, one of our index fund investors, in its letter dated March 1, 2018 (the “March 6, 2018 Response”).

The Proponent mischaracterizes or misstates several facts in its supporting statement. Moreover, we do not believe the Proponent has submitted its resolution for our company’s benefit or for the benefit of our stockholders who purchase our stock with the reasonable expectation that we will focus our efforts and resources on generating an optimal return on their investment. Rather, we respectfully believe that the Proponent is seeking an alternate, and inappropriate, forum to advance its political and social narrative regarding whether certain firearms that we and other manufacturers make should be banned or further regulated. Among the more appropriate forums for such a discussion are the United States Congress and the legislative branches of the several states. We believe the Proponent has submitted its proposal at this time because it has been unsuccessful in achieving its legislative efforts to date to restrict or further regulate the manufacture, sale, and use of firearms. The Proponent is certainly entitled to its view of the Second Amendment to the United States Constitution, but we cannot disregard the views of the many law-abiding consumers of our firearm products that want us to provide quality and discerning firearms that comport with the laws of their state, and we will not abdicate our responsibility to our stockholders seeking an optimal return on their investment. For the reasons expressed above and in our March 6, 2018 Response, the Board of Directors recommends a vote “AGAINST” Proponent’s proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

74	2018 Proxy Statement

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Deadline for the Submission of Stockholder Proposals for Inclusion in our Proxy Statement for Our 2019 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in our proxy materials for the 2018 Annual Meeting of Stockholders, such proposal must comply with the requirements of Rule 14a-8 of Regulation 14A under the Exchange Act and must be submitted in a writing received by our Secretary at American Outdoor Brands Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: Secretary not less than 120 calendar days before the anniversary of the date of our proxy statement released to stockholders in connection with the 2018 Annual Meeting of Stockholders, unless the date of the 2019 Annual Meeting of Stockholders has been changed by more than 30 days from September 25, 2019, in which case, the deadline is a reasonable time before we begin to print and send our proxy materials. The proposal and supporting statement may not exceed 500 words.

Deadline and Procedures Under our Bylaws for Stockholder Nominations and Other Proposals Not Included in Our Proxy Statement for Our 2019 Annual Meeting

Our bylaws require any stockholder desiring to nominate one or more persons for election to our Board of Directors or propose other business to be considered at the 2019 Annual Meeting of Stockholders to give timely written notice of the nomination or proposal by delivery to our Secretary at American Outdoor Brands Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: Secretary. To be timely, such notice must be so delivered not later than the close of business on June 27, 2019 (the 90th day prior to the first anniversary of the 2018 Annual Meeting of Stockholders), nor earlier than the close of business on May 28, 2019 (the 120th day prior to the first anniversary of the 2018 Annual Meeting of Stockholders), unless the date of our 2019 Annual Meeting of Stockholders is held before August 26, 2019 (more than 30 days before the first anniversary of the 2018 Annual Meeting of Stockholders) or after December 4, 2019 (more than 70 days after the first anniversary of the 2018 Annual Meeting of Stockholders), in which case, the notice must be so delivered not earlier than the close of business on the 120th day prior to the 2019 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2019 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting of Stockholders is first made by us. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

In addition to the foregoing requirements, our bylaws require a stockholder’s written notice of a nomination of one or more persons for election to our Board of Directors or the proposal of other business to contain certain information regarding the stockholder giving the notice and the beneficial owner, if any, on whose behalf such notice is given, including, among other things, the name and address and class and number of shares of our stock owned. Our bylaws further require a stockholder’s written notice of a nomination of one or more persons for election to our Board of Directors to contain certain information relating to each nominee and each nominee’s consent to being named in a proxy statement as a nominee and to serve as a member of our Board of Directors if elected. Our bylaws also require a stockholder’s written notice of the proposal of other business to contain certain information regarding such business, including, among other things, a brief description of such business, the text of the proposed business, the reasons for conducting such business at the meeting and the material interests in such business of the stockholder giving the notice and the beneficial owner, if any, on whose behalf such notice is given.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy statement and annual report and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement and annual report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

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OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the shares they represent as our Board of Directors may recommend.

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AMERICAN OUTDOOR BRANDS CORPORATION 2100 ROOSEVELT AVENUE SPRINGFIELD, MA 01104    VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/AOBC2018 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E50333-P11139 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY    AMERICAN OUTDOOR BRANDS CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. PROPOSAL 1: ELECTION OF DIRECTORS: ! ! ! To elect as directors all of the nominees listed below to serve until our next annual meeting of stockholders and until their successors are elected and qualified: Nominees: 01) Barry M. Monheit 06) John B. Furman 02) Robert L. Scott 07) Gregory J. Gluchowski, Jr. 03) Anita D. Britt 08) Michael F. Golden 04) Robert H. Brust 09) Mitchell A. Saltz 05) P. James Debney 10) I. Marie Wadecki The Board of Directors recommends you vote AGAINST For Against Abstain the following proposal: The Board of Directors recommends you vote FOR the For Against Abstain 4. PROPOSAL 4: A stockholder proposal, if properly ! ! ! following proposals: presented at the meeting. 2. PROPOSAL 2: To provide a non-binding advisory vote ! ! ! on the compensation of our named executive officers and upon such matters which may properly come before the for fiscal 2018 (“say-on-pay”). meeting or any adjournment or postponement thereof. The shares represented by this proxy, when properly executed, 3. PROPOSAL 3: To ratify the appointment of Deloitte & will be voted in the manner directed herein by the undersigned Touche LLP, an independent registered public accounting ! ! ! stockholder(s). If no directions are made, this proxy will firm, as the independent registered public accountant of be voted FOR all directors, FOR proposals 2 and 3, and our company for the fiscal year ending April 30, 2019. AGAINST proposal 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. For address changes and/or comments, please check this box and write ! them on the back where indicated. NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.    Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.    E50334-P11139    AMERICAN OUTDOOR BRANDS CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2018 ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 25, 2018 The undersigned stockholder of AMERICAN OUTDOOR BRANDS CORPORATION, a Nevada corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated August 17, 2018, and hereby appoints P. James Debney and Jeffrey D. Buchanan, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2018 Annual Meeting of Stockholders of the Company, to be held on Tuesday, September 25, 2018, at 12:00 p.m., Eastern Time, online at www.virtualshareholdermeeting.com/AOBC2018 and at any adjournment or postponement thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the nominee directors; FOR the say-on-pay proposal; FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of the Company; AGAINST the stockholder proposal; and as said proxies deem advisable on such other matters as may come before the meeting. A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE DIRECTORS, “FOR” THE SAY-ON-PAY PROPOSAL, “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF THE COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2019, AND AGAINST THE STOCKHOLDER PROPOSAL.    PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.    Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE.